UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

DealerTrack Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 13, 2009
Dear Stockholder:
On behalf of the board of directors and management of DealerTrack Holdings, Inc., I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Wednesday, June 17, 2009, at 10:00 a.m. local time, at DealerTrack Holdings, Inc. Corporate Headquarters, 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042.
The details of the business to be conducted at the Annual Meeting are provided in the attached Notice of the Annual Meeting of Stockholders and in the attached Proxy Statement.
It is important that your stock is represented, regardless of the number of shares you hold. After reading the enclosed Proxy Statement, please vote your proxy in accordance with the instructions provided.
If you have any questions about the meeting, please contact our Investor Relations Department at (888) 450-0478.
We look forward to seeing you at the Annual Meeting.
Sincerely,
Mark F. O’Neil
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS

Date:	Wednesday, June 17, 2009

Time:	10:00 a.m. local time

Location:	DealerTrack Holdings, Inc. 1111 Marcus Ave, Suite M04 Lake Success, New York 11042

Matters To Be Voted On:	(1) To elect three members of the board of directors for three-year terms as Class I directors to serve until our 2012 Annual Meeting of Stockholders or until their successors are elected;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3) To approve amendments to our Second Amended and Restated 2005 Incentive Award Plan to allow for a one-time option exchange program for employees other than our executive officers and directors; and

(4) To amend and restate our Second Amended and Restated 2005 Incentive Award Plan to provide for an increase in the number of shares of common stock we may issue under the 2005 Plan by 4.9 million to 10.9 million shares.

Record Date:	April 24, 2009. You are eligible to vote if you were a stockholder of record at the close of business on this date.

Voting Methods:	By Mail In Person

Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented.

Voting promptly will insure that we have a quorum at the Annual Meeting and will save us proxy solicitation expenses.
By Order of the Board of Directors,
Gary N. Papilsky
Secretary
Lake Success, New York
May 13, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2009.
The Proxy Statement and Annual Report on Form 10-K are available on our website at
http://ir.dealertrack.com/annual-proxy.cfm.

General Information	3

The Annual Meeting	3

Purpose of Meeting	3

Information Concerning Voting and Solicitation of Proxies	3

Who Can Vote?	3

How You Can Vote	3

How To Revoke Your Proxy or Change Your Vote	4

How Many Votes You Have	4

Quorum	4

Votes Required	5

Proposal One: Election of Directors	6

General Information about our Board of Directors	6

Nominees	6

Recommendation of our Board of Directors	6

Information about Nominees for Election as Class III Directors	6

Information about the Members of Our Board of Directors Whose Terms of Office Do Not Expire at the Annual Meeting	7

Board Meetings Held During 2008	8

Board Independence	8

Stockholder Communications with the Board of Directors	8

Director Attendance at Annual Meeting	8

Code of Business Conduct and Ethics	8

Committees	9

Non-Management Directors’ Compensation for Fiscal Year 2008	11

Audit Committee Report	14

Principal Accountant Fees and Services	15

Proposal Two: Ratification of Selection of Independent Registered Public Accounting Firm	15

Proposal Three: Proposal to Amend our Second Amended and Restated 2005 Incentive Award Plan to Allow for a One-Time Option Exchange Program for Employees Other than our Executive Officers and Directors	16

Summary of Material Terms	17

Implementation of the Option Exchange Program	19

Description of the Option Exchange Program	20

Proposal Four: Proposal to Amend and Restate Our Amended and Restated 2005 Incentive Award Plan	23

Summary of the Restated 2005 Plan	25

Vote Required	28

Recommendation of our Board of Directors	28

Executive Officers	29

Compensation Discussion and Analysis	30

Compensation Committee Report	35

Executive Compensation	36

Summary Compensation Table	36

All Other Compensation Table	37

Grants of Plan Based Awards in 2008	38

Outstanding Equity Awards at 2008 Fiscal Year End	39

Option Exercises and Stock Vested in Fiscal 2008	40

Non-Qualified Deferred Compensation	41

Potential Payments upon Termination	42

Compensation Committee Interlocks and Insider Participation	44

Employment Agreements with Named Executive Officers	44

Equity Compensation Plan Information	46

Security Ownership of Certain Beneficial Owners and Management	47

Section 16(a) Beneficial Ownership Reporting Compliance	48

Certain Relationships and Transactions	48

Miscellaneous	50

Solicitation of Proxies	50

Deadline for Receipt of Stockholder Proposals for our 2010 Annual Meeting	50

Annual Report	51

Exhibit I: Third Amended and Restated DealerTrack Holdings, Inc. 2005 Incentive Award Plan	A-1

Exhibit II: Form of Proxy

DEALERTRACK HOLDINGS, INC.
1111 Marcus Ave., Suite M04
Lake Success, New York 11042

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held June 17, 2009
GENERAL INFORMATION
THE ANNUAL MEETING
Our board of directors is soliciting proxies to be used at our Annual Meeting of Stockholders to be held on June 17, 2009. This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being made available to our stockholders on or about April 30, 2009.
PURPOSE OF MEETING
The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting. The proposals are described in more detail in this Proxy Statement.
INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES
WHO CAN VOTE?
Only stockholders of record at the close of business on April 24, 2009 may vote at the Annual Meeting. As of April 24, 2009, there were 40,117,782 shares of our common stock outstanding.
HOW YOU CAN VOTE
You may vote using one of the following methods:
•	By Mail. You may vote by mail by marking your proxy card, dating, signing and returning it in the postage-paid envelope provided.

•	In Person. You may vote your shares in person by attending the Annual Meeting.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock and Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and the proxy materials, including the Proxy Statement and proxy card, were sent directly to you by the Company.

Street Name Holders. If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The proxy materials, including the Proxy Statement and voting instruction card, were forwarded to you by the organization holding your account, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
If the bank, broker or organization that holds your shares does not have discretion to votes shares held in street name on a particular proposal and does not receive voting instructions on how to vote those shares, the bank, broker or other organization may return the proxy card without voting on that proposal. This is generally referred to as a “broker non-vote.” Your bank or broker generally may vote without instructions on routine matters such as the election of directors and the ratification of our independent registered public accounting firm. Your bank or broker generally may not vote without instructions on non-routine matters such as amendments to our employee stock plan.
All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our board of directors recommends.
If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other matter to be raised at the Annual Meeting.
HOW TO REVOKE YOUR PROXY OR CHANGE YOUR VOTE
You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:
•	Giving written notice of revocation to: Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042;

•	Submitting another timely proxy or voting instruction card with a later date by mail; or

•	Attending the Annual Meeting and voting in person. If your shares are held in street name, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the holder of record. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.
HOW MANY VOTES YOU HAVE
Each stockholder has one vote for each share of common stock that he or she owned on the record date for all matters being voted on.
QUORUM
A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the aggregate number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

VOTES REQUIRED
Election of Directors. The three nominees for director receiving the highest vote totals will be elected. Abstentions will have no effect on the election of directors.
Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm. To pass, this proposal must receive a “for” vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting. Abstentions will have the effect of a vote against the ratification of our independent registered public accounting firm.
Approval of Stock Option Exchange Program. To pass, this proposal must receive a “for” vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting. Abstentions will have the effect of a vote against this proposal and broker non-votes will not be counted as present with respect to this proposal.
Amendment and Restatement of our Second Amended and Restated 2005 Incentive Award Plan. To pass, this proposal must receive a “for” vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting. Abstentions will have the effect of a vote against this proposal and broker non-votes will not be counted as present with respect to this proposal.

PROPOSAL ONE:
ELECTION OF DIRECTORS
GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS
Each of our directors is elected for a three-year staggered term. The eight members of our board of directors are divided into three classes: Class I, Class II and Class III. One class of directors is elected at each Annual Meeting. The following table shows our current directors, when the term of each class of directors expires and how each director is classified:

Class	Directors

Class I: Term expires 2009 and every three years thereafter	Messrs. Foy, Power and Tischler
Class II: Term expires 2010 and every three years thereafter	Ms. Lane and Messrs. McDonnell and Zwarenstein
Class III: Term expires 2011 and every three years thereafter	Ms. Cirillo-Goldberg and Mr. O’Neil
NOMINEES
The three nominees are listed below. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present board of directors to fill the vacancy. Each person elected as a director will continue to be a director until the 2012 Annual Meeting or until a successor has been elected.
RECOMMENDATION OF OUR BOARD OF DIRECTORS
Our board of directors recommends that you vote FOR the nominees listed below:
•	James Foy

•	James David Power III

•	Howard L. Tischler
None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption. Mr. O’Neil’s employment agreement provides that he shall serve as Chairman of the board of directors during the term of his agreement. Mr. Tischler was initially appointed to our board of directors pursuant to a stockholders’ agreement, which terminated on our initial public offering and is no longer in effect. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. In 2008, our Nominating and Corporate Governance Committee retained a third-party executive search firm to identify and evaluate potential director candidates. The firm assisted the committee in identifying Mr. Foy, who was appointed to our board of directors in September 2008.
INFORMATION ABOUT NOMINEES FOR ELECTION AS CLASS I DIRECTORS
James Foy, 62, has served on our board of directors since September 2008. Mr. Foy has been President and Chief Executive Officer of privately held Aspect Software, Inc. and two predecessor companies (Concerto Software, Inc. and Davox Corporation) since 2001. In 1991, he founded Constellation Software, Inc., a technology company, and served as its President and Chief Executive Officer for three years. In 1994, Constellation was acquired by VMark Software, Inc. a predecessor company of Ardent Software, which was subsequently acquired by Informix Corp. Mr. Foy remained with the surviving companies in a variety of senior executive positions including President of Informix until IBM acquired Informix in 2001. Earlier in his career, he was with Prime Computer, Inc. and International Computers Limited (ICL). Mr. Foy serves on the boards of both Aspect Software and privately held Kalido, Inc., an enterprise software company.
James David Power III, 77, has served on our board of directors since June 2002. Mr. Power has spent more than 35 years at, is a founder of and, from 1996 until April 2005, served as the Chairman of the Board of J.D. Power and Associates, a marketing information firm. Mr. Power also serves as a director of IMPCO Technologies, Inc., a public company, which supplies alternative fuel products to the transportation, industrial and power generation industries. In 1992, Mr. Power was a recipient of the Automotive Hall of Fame’s Distinguished Service Citation, awarded each year to seven of the industry’s most accomplished leaders. Mr. Power holds honorary doctorate degrees from College of the Holy Cross, California Lutheran University, California State University, Northridge and College Misericordia. He also serves as an adjunct professor of marketing at California State University, Northridge. Mr. Power holds a BA from the College of the Holy Cross and an MBA from The Wharton School of Finance at the University of Pennsylvania.

Howard L. Tischler, 55, has served as lead director since April 2006 and on our board of directors since March 2003. Since January 2009, Mr. Tischler has been employed as Chairman and CEO of Enfocel, LLC, a management consulting and online marketing consulting firm. From September 2005 through December 2008, Mr. Tischler was employed by First Advantage Corporation, where he served as Group President of First Advantage Dealer Services. From 2001 until September 2005, Mr. Tischler was President and Chief Executive Officer of First American Credit Management Solutions, Inc., or CMSI, which was a subsidiary of The First American Corporation, as well as Teletrack, Inc. From 1999 until our acquisition of Credit Online, Inc. from CMSI in 2003, Mr. Tischler was President and Chief Executive Officer of Credit Online. Mr. Tischler currently serves on the Engineering Advisory Board at George Washington University. He holds a BS in Mathematics from the University of Maryland and an MS in Engineering and Operations Research from The George Washington University.
INFORMATION ABOUT THE MEMBERS OF OUR BOARD OF DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THE ANNUAL MEETING
Class II Directors (term expires at the 2010 Annual Meeting)
Barry Zwarenstein, 60, has served on our board of directors since November 2007. Since September 2008, Mr. Zwarenstein has been employed by SMART Modular Technologies, Inc., where he serves as Senior Vice President and Chief Financial Officer. From June 2004 through August 2008, Mr. Zwarenstein served as Executive Vice President and Chief Financial Officer for VeriFone Holdings, Inc. Prior to joining VeriFone, Mr. Zwarenstein served as Chief Financial Officer of Iomega Corporation from November 2001 to June 2004, of Mellanox Technologies Limited from January 2001 to June 2001, of Acuson Corporation from October 1998 to December 2000 and of Logitech S.A. from July 1996 to September 1998. Mr. Zwarenstein started his career at FMC Corporation, where he held a variety of financial positions, including, at the time of his departure, Chief Financial Officer for FMC Europe in Brussels, Belgium. Mr. Zwarenstein received a Bachelor of Commerce degree from the University of Natal, South Africa and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa).
Ann B. Lane, 54, has served on our board of directors since July 2007. From April 2000 to January 2005, Ms. Lane was Managing Director, Co-Head of Syndicated & Leveraged Finance and Head of Bank Loan Capital Markets at JPMorgan. From 1997 to 2000, Ms. Lane was Managing Director and Global Co-Head of Bank Loan Syndications at Citigroup Inc. From 1995 to 1997, Ms. Lane was Global Industry Head, Aviation and Defense at Citigroup Inc., and from 1982 to 1995, Ms. Lane held a number of senior level positions at Citigroup, including Global Head of Corporate Debt Restructuring. Ms. Lane is a Board Member of Musical Masterworks in Old Lyme, Connecticut. Ms. Lane holds a BS in Economics from the University of California at Berkeley.
John J. McDonnell Jr., 71, has served on our board of directors since July 2005. Mr. McDonnell has been Chief Executive Officer and a Director of ExaDigm, Inc., a leading innovator of modular IP-based technology, since October 2008. Mr. McDonnell is the founder of TNS, Inc., a leading provider of data communications services to processors of credit card, debit card and ATM transactions worldwide. Mr. McDonnell served as Chairman and Chief Executive Officer of TNS, Inc. from April 2001 to September 2006. Previously, he served as chairman and CEO of PaylinX Corp., a software provider for transaction processing, from November 1999 until it was sold to CyberSource Corp. in September 2000. He remains a director of CyberSource, a publicly held company. Prior to that, Mr. McDonnell was President, Chief Executive Officer and a director of Transaction Network Services, Inc. from the time he founded the company in 1990. Mr. McDonnell is also a founder and director of the Electronic Funds Transfer Association. He was the recipient of KPMG Peat Marwick LLP’s 1997 High Tech Entrepreneur Award and the Rensselaer Polytechnic Institute 2002 Entrepreneur of the Year Award. Mr. McDonnell holds a BS in Electrical Engineering from Manhattan College, a MSEE from Renssalaer Polytechnic Institute and an Honorary Doctorate of Humane Letters from Marymount University.
Class III Directors (term expires at the 2011 Annual Meeting)
Mary Cirillo-Goldberg, 61, has served on our board of directors since December 2002, and served as lead director from May 2005 to April 2006. Since September 2003, Ms. Cirillo-Goldberg has served as an advisor to Hudson Venture Partners, L.P., a venture capital fund. Ms. Cirillo-Goldberg served as the Chairman and Chief Executive Officer of OPCENTER, LLC, a privately held company that provides help desk, e-commerce and network operations services, from March 2000 to September 2003. From June 1997 through March 2000, she served as Executive Vice President and Managing Director of Bankers Trust Corporation. Ms. Cirillo-Goldberg currently serves as a director of three other public companies: ACE Limited, Health Care Property Investors, Inc. and Thomson Reuters Corporation.

Mark F. O’Neil, 50, has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School.
BOARD MEETINGS HELD DURING 2008
Our board of directors held six meetings during 2008 and acted one time by written consent. During 2008, each director attended at least 75% of the board of directors and committee meetings held while such director served as a director and committee member. At each regular meeting of the board of directors, the non-management directors met in executive session with our lead director presiding.
BOARD INDEPENDENCE
The Nominating and Corporate Governance Committee and our board of directors annually assess the independence of the non-management directors by reviewing the financial and other relationships between the directors and us. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market (“NASDAQ”) for independent board members. The Nominating and Governance Committee and our board of directors have determined that all of our non-management directors and our director nominees qualify as independent under those standards.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties may communicate with any of our directors, including our non-management directors, by writing to them c/o Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Our Secretary will forward all correspondence to the board of directors, except for spam, junk mail, mass mailings, products complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within DealerTrack for review and possible response.
DIRECTOR ATTENDANCE AT ANNUAL MEETING
Our board of directors’ policy regarding director attendance at the Annual Meeting is that they are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend. Mr. O’Neil attended our 2008 Annual Meeting.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available on our website at www.dealertrack.com. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon request directed to: DealerTrack Holdings, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website at www.dealertrack.com and/or in our, public filings with the Securities and Exchange Commission (the “SEC”).

COMMITTEES
Our board of directors has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee. All committee members are non-management directors who, in the opinion of our board of directors, are independent as defined under applicable NASDAQ listing standards. Our board of directors has approved a written charter for each committee which is available at www.dealertrack.com.
Audit Committee. Our Audit Committee consists of Ms. Lane and Messrs. Zwarenstein and McDonnell. Mr. Zwarenstein serves as chairperson of the Audit Committee. Our board of directors has determined that each member of the Audit Committee is independent and that Ms. Lane and Mr. Zwarenstein are each audit committee financial experts, as defined by SEC rules, and have financial sophistication, in accordance with the applicable NASDAQ listing standards. During 2008, the Audit Committee held 16 meetings. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s responsibilities include assisting our board of directors in its oversight and evaluation of:
•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent registered public accounting firm.
The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee also reports to stockholders as required by the SEC (please see page [ ]).
Compensation Committee. We have a Compensation Committee consisting of Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell. Ms. Cirillo-Goldberg serves as chairperson of the Compensation Committee. Mr. Foy joined our Compensation Committee in September 2008. During 2008, the Compensation Committee held 11 meetings and acted one time by written consent. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:
•	reviewing and recommending approval of compensation of our executive officers;

•	administering our stock incentive and employee stock purchase plans;

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	reviewing and planning for the succession of the Chief Executive Officer and other key executives.
Our board of directors has determined that each member of the Compensation Committee is independent in accordance with the applicable NASDAQ listing standards. The Compensation Committee also reports to stockholders on executive compensation items as required by the SEC (please see page [ ]).
Nominating and Corporate Governance Committee. We have a Nominating and Corporate Governance Committee consisting of Ms. Cirillo-Goldberg and Messrs. Power and Tischler. Mr. Tischler serves as chairperson of the Nominating and Corporate Governance Committee. During 2008, the Nominating and Corporate Governance Committee held five meetings. The responsibilities of the Nominating and Corporate Governance Committee include:
•	identifying and recommending nominees for election to our board of directors;

•	determining committee membership and composition; and

•	overseeing the evaluation of our board of directors.
The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the applicable NASDAQ listing standards.

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the board of directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary at 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042 who will forward all recommendations to the committee. Stockholders must submit their recommendations by or before January 1, 2010 and provide the following information:
•	the name, address and telephone number of the recommending stockholder;

•	a representation that the stockholder is a record holder of our securities, or evidence of ownership;

•	the number of shares owned by the recommending stockholder and the time period for which such shares have been held;

•	a statement from the recommending stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next Annual Meeting;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate;

•	a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate;

•	the consent of the proposed director candidate (i) to be named in the proxy statement and (ii) to serve as a director if elected; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.
The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board of directors:
•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of the company’s operations; and

•	practical and mature business judgment.
Investment Committee. We have an Investment Committee consisting of Ms. Lane and Messrs. Foy and Tischler. Mr. Foy joined our Investment Committee in September 2008. Ms. Lane serves as chairperson of the Investment Committee. The Investment Committee was formed in January 2006. The purpose of our Investment Committee is to review investment and acquisition opportunities, approve certain acquisition and investment transactions and also make recommendations to our board of directors. During 2008, the Investment Committee held nine meetings.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2008
Directors who are also employees receive no fees for their services as directors. During 2008, all other directors received the following compensation for their services:

Annual Fee:	$50,000 per director.
Initial Equity Grant:	Options to purchase 30,000 shares of our common stock upon becoming a director. The grant vests in three equal annual installments commencing on the first anniversary of the grant date, subject to the director’s continued service on the board.
Annual Equity Grant:	Restricted common stock equal to a fixed dollar value of $135,000 is granted each year on the date of our Annual Meeting. This grant vests on the day of the following Annual Meeting, subject to the director’s continued service on the board.
Directors are eligible to participate in the Directors’ Deferred Compensation Plan, a non-qualified retirement plan. The Directors’ Deferred Compensation Plan allows our non-employee directors to elect to defer between zero and 100% of the fees they would otherwise be entitled to receive in cash for services rendered as directors. Amounts deferred under the Directors’ Deferred Compensation Plan are general liabilities of ours and are represented by bookkeeping accounts maintained on behalf of the participants. Such accounts are deemed to be invested in share units that track the value of our common stock. Distributions will generally be made to a participant either following the end of the participant’s service on our board of directors, following a change of control if so elected, or at a specified time elected by the participant prior to the deferral. Distributions will generally be made in the form of shares of our common stock. Our Directors’ Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.
Our stock ownership and retention program requires non-employee members of our board of directors to own shares equal in value to four times their annual retainer. Directors are expected to attain the required share ownership level within five years from joining our board of directors.
The following table sets forth our non-management directors’ compensation for 2008.

	Fees Earned
	or Paid in Cash	Stock	Option
Name	(1)	Awards (2)	Awards (3)	Total

Mary Cirillo-Goldberg	$50,000	$171,274	$20,900	$242,174
James Foy	14,167	37,295	25,083	76,545
Ann B. Lane	50,000	135,692	178,800	364,492
John J. McDonnell, Jr.	50,000	173,549	5,367	228,916
James David Power III	50,000	171,274	20,900	242,174
Howard L. Tischler	50,000	171,274	20,900	242,174
Barry Zwarenstein	50,000	183,700	214,400	448,100

(1)	The following directors deferred all or a portion of their 2008 cash compensation pursuant to our Directors’ Deferred Compensation Plan and received deferred stock units. Each deferred stock unit converts into one share of common stock upon the payment commencement date selected by the director.

	Compensation	Number of Deferred
Name	Deferred	Stock Units

Mary Cirillo-Goldberg	$50,000	3,298
James Foy	14,167	1,150
Ann B. Lane	50,000	3,298
James David Power III	50,000	3,298
Howard L. Tischler	50,000	3,298
Barry Zwarenstein	50,000	3,298

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted common stock granted in 2008 as well as prior fiscal years in accordance with SFAS 123(R). For restricted common stock, fair value is calculated using the closing price of our common stock on the date of grant. For additional information, refer to Notes 2 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be received by each director. The following chart shows the details for each director’s grants of restricted common stock as of December 31, 2008, including the grant date fair value computed in accordance with SFAS 123(R).

	Restricted			Outstanding
	Common Stock	Number	Grant Date	Restricted
Name	Grant Date	Granted	Fair Value	Common Stock

Mary Cirillo-Goldberg	5/26/2005	3,500	$17.10	0
	6/14/2006	3,500	21.94	1,167
	7/11/2007	3,500	39.05	0
	6/03/2008	6,828	19.77	6,828

James Foy	9/19/2008	4,888	20.71	4,888

Ann B. Lane	7/11/2007	3,500	39.05	0
	6/03/2008	6,828	19.77	6,828

John J. McDonnell, Jr.	7/28/2005	3,500	18.00	0
	6/14/2006	3,500	21.94	1,167
	7/11/2007	3,500	39.05	0
	6/03/2008	6,828	19.77	6,828

James David Power III	5/26/2005	3,500	17.10	0
	6/14/2006	3,500	21.94	1,167
	7/11/2007	3,500	39.05	0
	6/03/2008	6,828	19.77	6,828

Howard L. Tischler	5/26/2005	3,500	17.10	0
	6/14/2006	3,500	21.94	1,167
	7/11/2007	3,500	39.05	0
	6/03/2008	6,828	19.77	6,828

Barry Zwarenstein	11/06/2007	2,625	47.98	0
	6/03/2008	6,828	19.77	6,828

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted in 2008 as well as prior fiscal years in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Notes 2 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be received by each director. The following chart shows the details for each director’s outstanding options as of December 31, 2008, including the grant date fair value of each option computed in accordance with SFAS 123(R). For awards granted prior to January 1, 2006, the grant date fair value column represents the intrinsic value recorded under APB 25.

				Grant	Outstanding Stock
	Option	Number	Exercise	Date	Options
Name	Grant Date	Granted	Price	Fair Value	(Exercisable)

James Foy	9/19/2008	30,000	$20.71	$8.60	0

Mary Cirillo-Goldberg	1/30/2003	6,250	2.80	0.00	6,250
	5/26/2005	50,000	12.92	4.18	50,000

Ann B. Lane	7/11/2007	30,000	39.05	17.88	10,000

John J. McDonnell, Jr.	7/28/2005	30,000	17.08	0.92	10,000

James David Power III	6/18/2002	6,250	2.80	0.00	6,250
	5/26/2005	50,000	12.92	4.18	50,000

Howard L. Tischler	5/26/2005	40,000	12.92	4.18	40,000

Barry Zwarenstein	11/06/07	30,000	47.98	21.44	10,000

AUDIT COMMITTEE REPORT
The Audit Committee of DealerTrack Holdings, Inc. hereby reports as follows:
1. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with the Company’s management.
2. The Audit Committee has discussed the overall scope of and plans for its audit with the company’s independent registered public accounting firm. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committee), as adopted by the Public Company Accounting Oversight Board.
3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, or PwC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
4. The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm, unless entered into pursuant to the pre-approval policies and procedures established by the Audit Committee. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair their independence.
5. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors of DealerTrack Holdings, Inc. that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.
Respectfully Submitted by the Audit Committee,
Barry Zwarenstein (chairperson)
Ann B. Lane
John J. McDonnell, Jr.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents the fees billed by PwC for 2008 and 2007:

	2008	2007

Audit fees (1) :	$1,098,565	$1,130,030
Audit-related fees (2) :	288,102	57,500
Tax fees (3) :	—	—
All other fees (4) :	1,500	1,500

Total:	$1,388,167	$1,189,030

(1)	Audit fees consisted of audit work performed on our consolidated financial statements, as well as work normally performed by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-related fees consisted of audits of our employee benefit plan, as well as due diligence work related to potential acquisitions.

(3)	Tax fees are fees associated with tax compliance.

(4)	All other fees for 2008 are related to the licensing of certain software from PwC.

All of the audit-related, tax and all other services provided by PwC to us in 2008 and 2007 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the pre-approval policies and procedures established by the Audit Committee.
PROPOSAL TWO:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected, subject to ratification by our stockholders, PwC to serve as our independent registered public accounting firm for the 2009 fiscal year. Additional information concerning the Audit Committee and its activities with PwC can be found in the “Audit Committee Report” on page [ ] and the section titled “Principal Accountant Fees and Services.”
The Sarbanes-Oxley Act of 2002 and Section 10A of the Securities Exchange Act of 1934 require that the Audit Committee of the board of directors be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Ratification by the stockholders of the selection of PwC is not required by law, our bylaws or otherwise. However, the board of directors is submitting the selection of PwC for stockholder ratification to ascertain stockholders’ views on the matter.
A representative of PwC will attend the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.
Our board of directors recommends that you vote FOR the Proposal to ratify the selection of PwC as our independent registered public accounting firm for fiscal 2009.

PROPOSAL THREE:
PROPOSAL TO APPROVE AN AMENDMENT TO OUR EXISTING INCENTIVE AWARD PLAN TO ALLOW
FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR
DIRECTORS AND EXECUTIVE OFFICERS
Introduction
On April 28, 2009, our board of directors, upon recommendation by our Compensation Committee, authorized amendments to our Second Amended and Restated 2005 Incentive Award Plan to allow for a one-time stock option exchange program. If implemented, the exchange program will allow us to cancel certain stock options currently held by some of our employees in exchange for the grant of a lesser amount of stock options with lower exercise prices. The shares subject to the cancelled stock options will not be available for reissuance. Exchange ratios will be designed to result in a fair value of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. We will use the 52-week high trading price of our common stock (measured from the start date of the exchange program) as a threshold for options eligible to be exchanged. In other words, only options with exercise prices above the 52-week high trading price will be eligible for the exchange. The use of this threshold is intended to ensure that only outstanding options that are substantially “underwater” are eligible for the exchange program. “Underwater” options are those options with exercise prices that are greater than our current stock price. Our executive officers and directors will not be eligible to participate in the exchange program. Stockholder approval is required for the amendment to the incentive award plan under the NASDAQ listing rules. If DealerTrack stockholders approve this proposal to amend our existing incentive award plan, the board intends to commence the exchange program as soon as practicable after the annual meeting. If DealerTrack stockholders do not approve this proposal, the exchange program will not take place.
Background
Our stock price has experienced a significant decline due in large part to the continued weak economy as well as other factors related specifically to the retail automotive industry and indirect automotive finance industry. DealerTrack may continue to be adversely impacted by the current economic climate. Despite our significant efforts to continue our annual growth and maintain our company’s performance in this environment, our stock price remains at a relatively low level compared to its historical performance. Consequently, our employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of DealerTrack common stock and the average market price of our stock over the prior twelve months. Further, there can be no assurance that our efforts to maintain and grow our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all. Thus, the board and the Compensation Committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The board and the Compensation Committee believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. We believe that the exchange program is important for DealerTrack because it will permit us to:
•	Provide renewed incentives to our employees who participate in the exchange program. As of April 1, 2009, approximately 61.7% of our outstanding stock options granted to employees who would be eligible to participate in the exchange (not including those granted to executive officers or directors, who are not eligible to participate in the exchange) were underwater. Approximately 44.8 % of our total outstanding stock options (including those granted to executive officers and directors, who are not eligible to participate in the exchange) were underwater. The weighted average exercise price of all of our underwater options, including those granted to executive officers and directors, was $26.04 on April 1, 2009, as compared with a $13.75 closing price of our common stock on that date. As a result, we believe our outstanding stock options do not currently provide meaningful retention or incentive value to our employees.

As of April 1, 2009, approximately 913,000 options, or approximately 43% of the outstanding stock options held by eligible employees (which is approximately 18.3% of our total outstanding options), had exercise prices higher than our stock’s 52 week high trading price of $22.72, which would make them eligible to be exchanged for a smaller number of options with a lower exercise price.. We believe the exchange program will enable us to enhance long-term stockholder value by providing greater assurance that DealerTrack will be able to retain experienced and productive employees by improving the morale of our employees generally and by aligning the interests of our employees more fully with the interests of our stockholders.

•	Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. Overhang is equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year. Our existing outstanding stock options currently create an equity award overhang to our stockholders of approximately 13.6%. As of April 1, 2009, the total number of shares of DealerTrack common stock outstanding was approximately 40 million, the number of equity awards outstanding was 5,002,623, and the number of shares eligible for equity awards was 436,797. Keeping underwater options outstanding maintains this overhang, does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. If all options eligible for exchange were to be exchanged, our overhang would decrease to approximately 12.6%, a decrease of 7.4%. The overhang represented by the options granted pursuant to the exchange program is intended to reflect an appropriate balance between DealerTrack’s goals for its equity incentive program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.
•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $11.1 million in compensation expense related to underwater options that would be eligible for the exchange, $4.8 million of which has already been expensed as of April 1, 2009 and $6.3 million of which we will continue to be obligated to expense, even if these options are never exercised because they remain underwater. We believe it is not an efficient use of DealerTrack’s resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing those options that have little or no retention or incentive value that will be eligible for exchange with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), DealerTrack will be making more efficient use of its resources.
If our stockholders do not approve the incentive award plan amendment authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though these options have little or no retention or incentive value.
Summary of Material Terms
If stockholders approve the requisite amendments to our existing incentive award plan, the material terms of the exchange program will include eligibility, the exchange ratios to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.
•	The exchange program will be open to all employees, except as described below, who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends. Eligible employees will be required to elect to exchange either all or none of their eligible options for replacement options.

•	The members of our board and our executive officers will not be eligible to participate in the exchange program.

•	The exchange ratios of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options they replace. The exchange ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the then-current fair value of the option (calculated using the Black-Scholes option pricing model). The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options covering a lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options.

•	Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant and will have a new term equal to the weighted average remaining life of the options eligible for exchange.

•	None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest as follows: 25% six months from the replacement option grant date, 25% twelve months from the replacement option grant date, and 1/24 of the remaining options each month thereafter.

•	The exchange program will begin within twelve months of the date of stockholder approval. The board and the Compensation Committee will determine the actual start date within that time period. If the exchange program does not commence within twelve months of stockholder approval, we will consider any future exchange or similar program to be a new one, requiring new stockholder approval before it could be implemented.
While the terms of the option exchange program are expected to be materially similar to the terms described in this proposal, the board and the Compensation Committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if stockholder approval is obtained.
Reasons for the Option Exchange Program
We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help DealerTrack achieve its business objectives. At DealerTrack, stock options constitute a key component of our incentive and retention programs. The board and the Compensation Committee believe that equity compensation enhances our ability to attract and retain employees, further align employee and stockholder interests, continue to link employee compensation with Company performance and maintain a culture of ownership.
Due to the significant decline of our stock price, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on NASDAQ on April 1, 2009 was $13.75, whereas, the weighted average exercise price of all outstanding options held by our employees was $15.91. As of April 1, 2009, approximately 61.7% of the outstanding stock options held by our non-executive employees (or 44.8% of our total outstanding stock options) were underwater. Approximately 43% of the outstanding stock options held by our non-executive employees (or 18.3% of our total outstanding stock options) have exercise prices above our stock’s 52 week high, which would make them eligible to be exchanged in the exchange program. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the Compensation Committee believe is necessary to motivate and retain our employees.
Alternatives Considered
When considering how best to continue to incentivize and reward our employees who have underwater options, we considered the following alternatives:
•	Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would substantially increase our overhang, as well as the dilution to our stockholders, and increase our compensation expenses.
•	Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.
•	Exchange options for restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock units. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that employee participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, restricted stock units would be a new form of equity for many of our employees and we believe that a lack of familiarity with restricted stock units could negatively impact employee participation in the exchange program.
Implementation of the Option Exchange Program
We determined that a program under which our employees could exchange underwater stock options with higher exercise prices for a lesser number of replacement stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:
•	The option exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price and that will vest as follows: 25% six months from the replacement option grant date, 25% twelve months from the replacement option grant date, and 1/24 of the remaining options each month thereafter, subject to continued employment on each vesting date.
•	The exchange ratio will be calculated to return value to our stockholders. We will calculate the exchange ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe the combination of fewer shares subject to options with lower exercise prices, no expected significant adverse impact on our reported earnings, and a new vesting schedule, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, stock options will provide value to employees only if DealerTrack’s share price increases over time, aligning employee and stockholder interests.
•	The option exchange program will reduce our equity award overhang. Not only do the underwater options have little or no retention value, but they cannot be removed from our equity award overhang until they are exercised. Our exchange program will reduce our overhang while eliminating ineffective options that are currently outstanding. Because employees who participate in the exchange program will receive a lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 913,091 shares will be surrendered and cancelled, while replacement options covering approximately 512,644 shares will be granted, resulting in a net reduction in the equity award overhang by approximately 400,447 shares, a decrease of 7.4%. The options that are exchanged for replacement options will be cancelled and will not be available for reissuance pursuant to the incentive plan. Following the exchange, if all eligible options were exchanged, the total number of shares subject to outstanding equity awards as of April 1, 2009 (including non-exchangeable options held by executive officers would be approximately 4.6 million shares, taking into account the net reduction of outstanding shares described in the previous sentence. As of April 1, 2009, the total number of shares of DealerTrack common stock outstanding was approximately 40 million. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.
•	Members of our board and our executive officers will not be eligible to participate in the exchange program. Although our directors and executive officers also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.
Description of the Option Exchange Program
Implementing the Exchange Program. We have not commenced the exchange program and will not do so unless our stockholders approve this proposal. If we receive stockholder approval of the incentive award plan amendment permitting the exchange program, the exchange program may commence at a time determined by the board or the Compensation Committee, with terms expected to be materially similar to those described in this proposal. If we receive the required stockholder approval for the plan amendments, the approval will be for a one-time exchange program. Even if the stockholders approve this proposal, the board or the Compensation Committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our stockholders. However, if the exchange program does not commence within twelve months after the date of stockholder approval, DealerTrack will not commence an exchange or similar program without again seeking and receiving stockholder approval.
Upon commencement of the exchange program, employees holding eligible options would receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled and the Compensation Committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratios. The cancelled options would not be available for reissuance pursuant to the incentive plan. All such replacement options would be granted under the Second Amended and Restated 2005 Incentive Award Plan (or, if Proposal Four receives stockholder approval, the Third Amended and Restated 2005 Incentive Award Plan) and would be subject to the terms of the plan.
At or before commencement of the exchange program, we would file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our Investor Relations web site at http://ir.DealerTrack.com.
If you are both a stockholder and an employee holding eligible options, please note that voting to approve the incentive award plan amendment authorizing the exchange program does not constitute an election to participate in the exchange program.
Eligible Options. To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must not (i) have a per share exercise price at or below the 52-week high trading price of our common stock as reported by NASDAQ at such time or (ii) have been granted within 12 months of the date that the exchange program commences.

Eligible Participants. The exchange program would be open to all employees who hold eligible options, except as described below. Although DealerTrack intends to include all employees located outside the United States, the Company may exclude such employees if, for any reason, the Compensation Committee believes that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program would not be open to members of our board or our executive officers. As of April 1, 2009, there were approximately 642 employees eligible to participate in the option exchange program (based on the assumptions below).
Exchange Ratios. Exchange ratios would be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. The actual exchange ratios would be determined by the Compensation Committee shortly before the start of the exchange program.
The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes model of option pricing) within the relevant grouping. The calculation of fair value using Black-Scholes takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will limit the additional compensation cost that we must recognize on the replacement options to the immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. For instance, eligible options with exercise prices from $22.72 to $31.75 per share might have an exchange ratio of 1.65 eligible option shares for each replacement option share to be received in exchange, while eligible option with exercise prices from $31.76 to $38.00 per share might have an exchange ratio of 1.90 eligible option shares for each replacement option share to be received in exchange.
Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on April 1, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and assume that our then-applicable 52-week high would be $22.72. As a result, options with an exercise price above $22.72 per share and that were granted at least 12 months prior to April 1, 2009 would be eligible for the exchange program. If, at the time we set the exchange ratios, the fair market value of our common stock was $13.75 per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

	The Exchange
If the	Ratio Would
Exercise	Be (Eligible			Weighted
Price of an	Option to	Exchange Eligible	Weighted	Average
Eligible	Replacement	Option Shares	Average	Exercise	Replacement
Option Is	Option):	Outstanding	Remaining Life	Price	Option Shares
$22.72 to $31.75	1.65 to 1	721,191	6.51 years	$25.69	437,085
$31.76 to $38.00	1.90 to 1	38,750	6.96 years	$32.93	20,395
$38.01 to $47.97	2.65 to 1	126,750	5.31 years	$38.20	47,830
$47.98 and Above	3.60 to 1	26,400	5.60 years	$47.98	7,333

Total		913,091	6.33 years		512,644

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $13.75 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The number of options eligible to be exchanged as of the date the program starts will increase from the number that would be eligible if the exchange started on April 1, 2009 to the extent our 52 week high stock price decreases following the date hereof. The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.
For purposes of example only, if a participating employee exchanged eligible options to purchase 1,000 shares with an exercise price of $35.00 per share and the exchange ratio was one replacement option for every 1.90 surrendered eligible option shares, the employee would receive options to purchase 526 shares in exchange for the surrendered eligible options (1,000 divided by 1.90).

Election to Participate. Participation in the exchange program will be voluntary. Eligible employees will be required to elect to exchange all or none of their eligible options for replacement options.
Exercise Price of Replacement Options. All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by NASDAQ.
Vesting of Replacement Options. The replacement options will vest 25% six months from the replacement option grant date, 25% twelve months from the replacement option grant date, and 1/24 of the remaining options each month thereafter.
Term of the Replacement Options. The replacement options will have a term equal to the weighted average remaining life of the options eligible for exchange.
Other Terms and Conditions of the Replacement Options. The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonstatutory stock options granted under our Second Amended and Restated 2005 Incentive Award Plan (or, if Proposal Four receives stockholder approval, the Third Amended and Restated 2005 Incentive Award Plan).
Return of Eligible Options Surrendered. The eligible options surrendered for exchange will be cancelled and will not be available for reissuance under future grants.
Accounting Treatment. Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of surrendered eligible options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, any incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.
U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program. The tax consequences for non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence.
Potential Modification to Terms to Comply with Governmental Requirements. The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. In addition, we intend to make the exchange program available to our employees who are located outside the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.
Plan Benefits Relating to the Option Exchange Program
Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. None of our board members or executive officers will be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $22.72 52-week high trading price of our common stock and a $13.75 share price, the maximum number of shares underlying options that would be cancelled (and not available for reissuance) would be 913,091 shares, and the maximum number of shares underlying new options that would be granted would be 512,644 shares.

Effect on Stockholders
We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our stockholders while reducing the overhang. Based on the assumptions described above, including an assumed $22.72 52-week high trading price of our common stock and a $13.75 share price, if all eligible options are exchanged, options to purchase approximately 913,000 shares will be surrendered, cancelled and not made available for reissuance, while replacement options covering approximately 512,644 shares will be granted resulting in a net reduction in the equity award overhang by approximately 400,447 shares. Following the exchange program, based on the assumptions described above, if all eligible options are exchanged, we will have approximately 4.6 million options outstanding, with a weighted average exercise price of $12.92 and a weighted average remaining term of 5.38 years. As of April 1, 2009, the total number of shares of DealerTrack common stock outstanding was approximately 40 million.
Text of Amendment to Existing Equity Plan
In order to permit DealerTrack to implement the one-time stock option exchange program in compliance with the Second Amended and Restated 2005 Incentive Award Plan and applicable NASDAQ listing rules, the Compensation Committee recommended and the board approved amendments to the Second Amended and Restated 2005 Incentive Award Plan, subject to approval of the amendments by its stockholders. The Company is seeking stockholder approval to amend its Second Amended and Restated 2005 Incentive Award Plan to allow for the exchange program. The amendment would add a new Section 15.15, which will read as follows:
“Notwithstanding any other provision of the Plan to the contrary, upon approval of our stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within twelve months of the date of such stockholder approval. The shares subject to any options cancelled by the Company pursuant to this option exchange will not be available for reissuance under any award under the Plan.”
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AN AMENDMENT TO OUR EXISTING INCENTIVE AWARD PLAN TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR EXECUTIVE OFFICERS AND DIRECTORS.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL FOUR:
PROPOSAL TO AMEND AND RESTATE OUR SECOND AMENDED AND RESTATED 2005 INCENTIVE
AWARD PLAN
On April 28, 2009, our board of directors voted to amend and restate the Second Amended and Restated DealerTrack Holdings, Inc. 2005 Incentive Award Plan, or the Second Restated 2005 Plan, and to rename it the Third Amended and Restated DealerTrack Holdings, Inc. 2005 Incentive Award Plan, or the Third Restated 2005 Plan. Accordingly, the board of directors is recommending this proposal to our stockholders for approval.
As of April 1, 2009, there were 436,797 shares of common stock available under the existing Second Restated 2005 Plan. The Third Restated 2005 Plan increases the reserved shares of our common stock under the plan by 4,855,847 shares. The addition of these shares of common stock allows the Compensation Committee to continue to use stock-based awards to attract and retain employees and directors, further align employee and stockholder interests, continue to link employee compensation with Company performance and maintain a culture of ownership.
After the stock option exchange described in Proposal Three, but without the approval of this Proposal Four (assuming all eligible options are exchanged, and not including any grants after April 1, 2009), there would be a negative balance of 75,847 shares available for grant (calculated by subtracting the regranted options from the number of options we have available prior to approval of this proposal), 4,602,176 options and SARs outstanding (5,002,623 as of April 1, 2009 less 913,091 exchanged options plus 512,644 options granted as part of the exchange) and 1,368,202 full value awards (including deferred compensation shares) outstanding. These outstanding options and SARs would have a weighted average exercise price of $12.92 and a weighted average remaining term of approximately 5.38 years. Please see the table below for a side-by-side comparison of before and after the stock option exchange:

			After the Exchange
	As of April 1, 2009	After the Exchange (as if	and with Approval of
	(rounded)	occurring on April 1, 2009)	Proposal Four
Shares available for grant	436,797	(75,847)	4,780,000
Deferred Compensation shares available for grant	176,411	176,411	176,411
Stock options and SARs outstanding	5,002,623	4,602,176	4,602,176
Weighted Average Exercise Price	$15.91	$12.92	$12.92
Weighted Average Remaining Term	5.47 years	5.38 years	5.38 years
Full Value Awards Outstanding (including Deferred Compensation shares)	1,368,202	1,368,202	1,368,202
Total Equity Incentive Awards Outstanding	6,370,825	5,970,378	5,970,378
Shares issued in respect of any “full-value award” granted under the Third Restated 2005 Plan will be counted against the Plan’s share limit as 1.53 shares for every one share actually issued in connection with the award. For example, if the Company were to grant 100 shares of its common stock under the Third Restated 2005 Plan, 153 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or stock appreciation right.
The material features of the Third Restated 2005 Plan are:
•	in connection with the Third Restated 2005 Plan, 4,855,847 new shares will be authorized for issuance, provided, that shares issued in respect of any “full-value award” will be counted against the Plan’s share limit as 1.53 shares for every one share actually issued in connection with the award;

•	any shares underlying grants under the Third Restated 2005 Plan that terminate, expire or lapse for any reason (other than by exercise and other than by exchange if Proposal Three is approved) in the future are added back to the shares of common stock available for issuance under the Third Restated 2005 Plan;

•	shares tendered or held back for taxes or exercise price payment will not be added to the reserved pool under the Third Restated 2005 Plan;

•	upon the exercise of a SAR, the gross number of shares will be reduced from the reserved pool;

•	we may grant non-qualified stock options, restricted common stock, SARs, performance shares, performance stock units, stock payment awards, deferred stock awards, restricted stock units, performance-based awards (payable either in cash or in shares) to our employees, directors or consultants, and additionally, we may grant incentive stock options to our employees;

•	the term of new stock option grants and SARs is limited to seven years;

•	the maximum number of shares of common stock that may be awarded under the Third Restated 2005 Plan to any one person during any one year is 750,000 shares and the maximum amount payable with respect to cash performance bonus awards to a “Covered Employee” (as defined in the Internal Revenue Code of 1986, or the Code) during any fiscal year is limited to $3,000,000;

•	to ensure that certain awards granted under the Third Restated 2005 Plan to a Covered Employee qualify as “performance-based compensation” under Section 162(m) of the Code, the Third Restated 2005 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow or cash net income), cash net income, return on capital, return on assets, return on stockholders’ equity, total stockholder return, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share, price per share of stock, market share, number of customers and market capitalization, any of which may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle; and

•	The term of the Third Restated 2005 Plan ends on April 29, 2019.
Based solely on the closing price of our common stock as reported by NASDAQ on April 15, 2009, the maximum aggregate market value of the additional 4,855,847 new shares of common stock that could be issued under the Third Restated 2005 Plan is $70 million. The shares we issue under the Third Restated 2005 Plan will be authorized but unissued shares.
Summary of the Third Restated 2005 Plan
The following description of certain features of the Third Restated 2005 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Third Restated 2005 Plan that is attached hereto as Exhibit I.
Administration
The Compensation Committee of the board of directors is authorized to administer the Third Restated 2005 Plan. The Compensation Committee has the power, subject to the provisions of the Third Restated 2005 Plan, to designate participants to receive awards, determine the type or types of awards to be granted to each participant, determine the number of awards to granted and the number of shares of stock to which an award will relate, determine the terms and conditions of any award, including the exercise price, grant price, purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on exercisability, and provisions dealing with non-competition and recapture of gain on an award, to determine whether, and to what extent and pursuant to what circumstances an award may be settled in or the exercise price may be paid in cash, stock other awards or other property, determine when an award may be canceled, forfeited or surrendered, prescribe the form of each award agreement, establish adapt or revise any rules and regulations necessary or advisable to administer the plan, interpret the terms of the plan or any award agreement and make all other decisions and determinations that may be required pursuant to the plan or in the determination of the Compensation Committee. The Compensation Committee may also delegate to one or more of our officers the power to designate which of our non-officer employees shall receive stock awards and the number of shares of common stock that will be subject to each award, subject to a maximum aggregate number of shares specified by the Compensation Committee at the time the delegation to the officers is made.
Eligibility
Persons eligible to participate in the Third Restated 2005 Plan will be officers, employees, non-employee directors and consultants of the Company. As of April 1, 2009, approximately 1,034 individuals were eligible to participate in the Third Restated 2005 Plan.
Types of Equity-Based Awards
Stock Options. The Compensation Committee may grant stock options to eligible persons under the Third Restated 2005 Plan. Each option granted pursuant to the Third Restated 2005 Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. Non-qualified stock options may be granted to all eligible persons, but incentive stock options may be granted only to employees of the Company and its related entities. The option term of new option grants is limited to seven years. All options must have a per share option exercise price that is not less than the fair market value of shares of our common stock on the grant date.

Restricted Common Stock. Participants’ rights with respect to grants of restricted common stock awarded under the Third Restated 2005 Plan are subject to transferability and forfeiture restrictions during a restricted period. While the restrictions are in place, the participant generally has the rights and privileges of a stockholder, including the right to vote the restricted common stock and to receive dividends.
Restricted Stock Units and Deferred Stock Units. Each restricted stock unit and deferred stock unit awarded by the Compensation Committee entitles the participant to receive one share of common stock for each unit at the end of the vesting or deferral periods. A holder of restricted stock units or deferred stock units has no voting rights, rights to receive cash distributions or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units.
Stock Appreciation Rights. SARs are awards that give the recipient the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the amount by which our stock price exceeds the fair market value of shares of our common stock on the grant date. Payment may be in shares of our common stock with equivalent value. The term of SARs is limited to seven years. SARs expire under the same rules that apply to stock options.
Performance Awards. Holders of performance shares or units will be entitled to receive payment in shares of our common stock if the performance goals established by the Compensation Committee are achieved. The Compensation Committee may also award incentive bonuses in the form of cash upon the attainment of performance goals established by the Compensation Committee.
Change of Control
In connection with any change of control, except as may otherwise be provided in any applicable award or employment agreement, unless awards granted pursuant to the Third Restated 2005 Plan are converted, assumed or replaced by the successor entity, the awards will automatically become fully vested and exercisable and all forfeiture restrictions with respect to such awards shall lapse prior to the consummation of the change in control, unless otherwise provided in an award agreement. In addition, with respect to any awards, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our consolidated financial statements), the Compensation Committee, in its sole discretion, may:
•	provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction;

•	replace outstanding awards with other rights or property selected by the Committee;

•	provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable;

•	provide that an award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Third Restated 2005 Plan or the applicable award agreement; or

•	provide that each outstanding option shall be assumed or substituted for an equivalent award, right or property by any successor corporation.
Any such action may be effected by the Compensation Committee either by the terms of the applicable award agreement or by action of the Compensation Committee taken prior to the change of control.
Adjustments for Stock Dividends, Stock Splits, Etc.
The Compensation Committee shall make appropriate adjustments to the number of shares of common stock that are subject to the Third Restated 2005 Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding
Participants in the Third Restated 2005 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or vesting of other awards.

Amendments, Suspension and Termination
The Compensation Committee is generally authorized to adopt, amend and rescind rules relating to the administration of the Third Restated 2005 Plan, and to amend, suspend and terminate the Third Restated 2005 Plan. However, we must generally obtain approval of our stockholders: (i) to increase the number of shares of our common stock that may be issued under the Third Restated 2005 Plan; (ii) to permit the Compensation Committee to grant options with an exercise price below fair market value on the date of grant, (iii) to permit the Compensation Committee to extend the exercise period for an option or an SAR beyond seven years from the date of grant, or (iv) that results in a material increase in benefits or a change in eligibility requirements.
New Plan Benefits
If the Third Restated 2005 Plan is approved by our stockholders, it is anticipated that the Compensation Committee will make the following grants of restricted common stock and stock options as set forth in the table below. We can not project the grants that may be made to our officers and employees because such grants are made at the discretion of the Compensation Committee.

	Restricted Common Stock			Stock Options		Restricted Stock Units
						Dollar
Name and Position	Dollar Value ($)	Number (#)		Dollar Value ($)	Number (#)	Value ($)	Number (#)

All current executive officers, as a group	—	—		—	—	—	—
All current directors who are not executive officers, as a group (1)	$—	—	(1)	—	—	—	—
All current employees who are not executive officers, as a group	—	—	(1)	—	—	—	—

(1)	Each of our outside directors will receive an annual equity grant of a fixed amount of shares of restricted common stock equal to $135,000 on the date of our Annual Meeting of Stockholders. The actual number of shares will be determined based on the market price of our common stock on the date of grant.
Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the Third Restated 2005 Plan. It does not describe all federal tax consequences under the Third Restated 2005 Plan, nor does it describe state or local tax consequences.
Stock Options. The grant of stock options under the Plan will not result in taxable income at the time of the grant for either the Company or the optionee. Upon exercising an incentive stock option, the optionee will have no taxable income (except for the alternative minimum tax, if applicable) and the Company will receive no deduction. Upon exercising a non-qualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option exercise price, and the Company will be entitled to a deduction for the same amount. The optionee’s income is subject to withholding tax as wages. The tax treatment of the optionee upon a disposition of shares of common stock acquired through the exercise of a stock option is dependent upon the length of time that the shares have been held and whether such shares were acquired by exercising an incentive stock option or a non-qualified stock option. If an employee exercises an incentive stock option and holds the shares for two years from the date of grant and one year after exercise, then any gain or loss upon the sale of the underlying shares will be treated as long-term capital gain or loss. Shares obtained upon exercise of an incentive stock option that are sold without satisfying these holding periods will be treated as shares received from the exercise of a non-qualified stock option. Generally, upon the sale of shares obtained by exercising a non-qualified stock option, the optionee will treat the gain realized on the sale as a short-term or long-term capital gain, depending on the length of the holding period. Generally, there will be no tax consequence to the Company in connection with the disposition of shares of common stock acquired under an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable holding periods have been satisfied.

Restricted Common Stock. An award of restricted common stock will not result in taxable income to the participant at the time of grant. Upon the lapse of the restrictions, the participant will recognize ordinary income in the amount of the fair market value of the shares of common stock at the time that the restriction lapses. Alternatively, within 30 days after receipt of the restricted common stock, a participant may make an election under Section 83(b) of the Code, which would allow the participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted common stock on the date of such award determined without regard to the restrictions.
The Company will be entitled to a deduction for the year in which the participant recognizes ordinary income with respect to the restricted common stock in an amount equal to such income.
Other Awards. The current federal income tax consequences of other awards authorized under the Third Restated 2005 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options. Restricted stock units and deferred stock units are taxed and deductible when the recipient receives shares of common stock in settlement of such units. Stock-based or cash-based performance awards, and other types of awards are generally subject to tax at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
Parachute Payments
The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions
Under Section 162(m) of the Code, our deduction for certain awards under the Third Restated 2005 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the Summary Compensation Table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Third Restated 2005 Plan is structured to allow grants to qualify as performance-based compensation.
Vote Required
Under our bylaws, the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the Third Restated 2005 Plan. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE THIRD AMENDED AND RESTATED DEALERTRACK HOLDINGS, INC. 2005 INCENTIVE AWARD PLAN.

EXECUTIVE OFFICERS
The following individuals serve as our executive officers:

Name	Age	Title

Mark F. O’Neil	50	Chairman of the Board, President and Chief Executive Officer
Ana M. Herrera	52	Senior Vice President, Human Resources
Eric D. Jacobs	42	Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Richard McLeer	44	Senior Vice President and Chief Information Officer
Raj Sundaram	42	Senior Vice President, Solutions and Services Group
Rick G. Von Pusch	47	Senior Vice President, Sales, Marketing and International
Mark F. O’Neil has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980’s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School.
Ana M. Herrera has served as Senior Vice President, Human Resources since February 2007. From May 2005 to January 2007, Ms. Herrera served as Vice President, Human Resources, of DealerTrack, Inc. From September 2002 to May 2005, Ms. Herrera was Vice President of Human Resources at MeadWestvaco Corporation, where she led the global human resources function for the company’s Consumer Packaging Group. Prior to this, Ms. Herrera spent two years as a consultant, working on a wide range of human resources assignments for a diverse group of clients. Other previous experience includes having served as Vice President of Human Resources for Revlon Consumer Products Corporation’s International Division, and as, first, Director and later Vice President of Human Resources for Duracell Corporation. Ms. Herrera holds a BS in Business Administration from California State Polytechnic University.
Eric D. Jacobs has served as Senior Vice President and Chief Administrative Officer since January 2009 and has also served as Chief Financial Officer and Treasurer since March 2009. From January 2004 through January 2009 Mr. Jacobs served as our Senior Vice President, General Counsel and Secretary. From August 2006 through January 2009 Mr. Jacobs also served as President of DealerTrack Canada, Inc., our Canadian subsidiary, formerly known as dealerAccess Canada, Inc. From April 2002 to December 2003, Mr. Jacobs served as our Vice President, General Counsel and Secretary. Mr. Jacobs was an associate at the international law firm of O’Melveny & Myers LLP where he specialized in general corporate and securities law from August 1998 to April 2002. Prior to becoming an attorney, Mr. Jacobs was an audit manager and CPA at KPMG LLP. Mr. Jacobs holds a BS in Business Administration with a major in Accounting, magna cum laude, from Rider University and a JD, with honors, from the Rutgers School of Law-Newark.
Richard McLeer has served as Senior Vice President and Chief Information Officer since January 2009. From August 2006 through January 2009, Mr. McLeer served as Senior Vice President, Strategy & Development. From April 2005 to August 2006, Mr. McLeer served as Vice President, Credit and Contract Solutions for DealerTrack, Inc., and served as our National Lender Development Manager from February 2001 to April 2005. From 1996 to 2001, Mr. McLeer was Senior Vice President and National Product Director for the Bank of America Auto Group, and previously held a variety of marketing, sales and business development positions at Bank of America. Prior to that, Mr. McLeer worked at Trans Union Corporation from 1993 to 1996. Other previous experience includes two years serving as controller of Ellesse, U.S.A., a division of Reebok, and four years in public accounting. Mr. McLeer holds a BS in Accounting from Hofstra University and is a CPA.

Rajesh (Raj) Sundaram has served as Senior Vice President, Solutions and Services Group, since January 2009. From August 2006 through January 2009, Mr. Sundaram served as Senior Vice President, Dealer Solutions. Mr. Sundaram served as President of Automotive Lease Guide (alg), Inc. and President of Automotive Lease Guide (alg), LLC, from 2002 until its acquisition by us in May 2005, and continued to hold those positions from May 2005 to August 2006. Prior to joining ALG as Vice President and General Manager in 1999, Mr. Sundaram served as Senior Manager, Strategic Planning and Pricing at Nissan North America, Inc. from 1997 to 1999, and held various positions in financial planning including Finance Manager, Infiniti division at Nissan North America, Inc. from 1994 to 1997. Mr. Sundaram previously held roles in the controller’s office of the Ford division of Ford Motor Company from 1991 to 1994. Mr. Sundaram holds a BS and MS in Accounting from the University of Mumbai in India and an MBA in Finance from Lehigh University.
Rick G. Von Pusch has served as Senior Vice President, Sales, Marketing and International, since January 2009. Mr. Von Pusch served as Senior Vice President, Customer Development from August 2006 through January 2009. From April 2006 to August 2006, Mr. Von Pusch served as President of Sales and Marketing at 5Square Systems, a provider of CRM, desking and menu products. Mr. Von Pusch served as Vice President of U.S. Retail Sales at Reynolds and Reynolds Corporation from April 2005 to October 2005, Area Vice President from October 2001 to April 2005 and held various positions in sales and sales management at Reynolds and Reynolds from 1988 to 2001. Mr. Von Pusch also was a sales representative for NCR Corporation from 1985-1987. Mr. Von Pusch holds a BA in Management Information Systems from the University of South Florida.
COMPENSATION DISCUSSION AND ANALYSIS
This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our executive officers. These executive officers include the Chief Executive Officer, Chief Financial Officer and the three most highly compensated officers of DealerTrack, who we refer to in this section as the “named executive officers.”
Overview
The Company’s compensation philosophy is designed to support the key objective of creating value for the stockholders by growing the revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, increasing the total market capitalization and growing the share price. The Compensation Committee is responsible for establishing and approving the compensation of our executive officers.
DealerTrack believes that a sound compensation philosophy and strategy serve to align the team members and focus the executive team and the whole company on the vision and the achievement of our stated strategic objectives and goals.
The Compensation Committee has established the following principles in determining the compensation of the executive officers:
•	balance rewards for executives between short-term results and the long-term strategic decisions needed to ensure sustained success for the Company and its stockholders over time;

•	attract and retain high-performing executive talent by paying competitive compensation;

•	provide rewards consistent with performance by tying both the annual cash incentive program and the long term equity incentive program to corporate performance; and

•	provide equity-based long term incentives which align management and stockholder interests.
The Compensation Committee has established a number of processes, described below, to ensure that the executive compensation achieves these objectives.
Compensation Processes and Criteria
Peer Group Information and Benchmarking
In connection with compensation decisions for 2008, the Compensation Committee reviewed market compensation data of a peer group of companies established by Ernst & Young, an independent compensation consultant that is retained by and reports to the Compensation Committee. The companies that comprised our 2008 peer group were: Choicepoint, Inc., Digital River, Inc., f5 Networks Inc., Radiant Systems, Inc., Salesforce.com, Inc., Tier Technologies, Inc., Websense, Inc., Blackbaud, Inc., Blackboard Inc., Heartland Payment Systems, Jack Henry & Associates, TNS, Inc. and Witness Systems, Inc.

The Compensation Committee uses the peer group compensation data primarily to ensure that the total direct compensation for executives is within the broad middle range of comparative pay while providing an opportunity for the annual cash bonus to attain the 75th percentile when targeted performance levels are exceeded. While peer group market data provides a useful starting point for compensation decisions, the Compensation Committee also takes into account factors such as level of responsibility, prior experience and individual performance in arriving at final compensation decisions. The elements of executive compensation include base salary, annual and long term incentive plans, and annual grants of equity awards. Executive compensation has a high proportion of total direct compensation delivered through pay-for-performance incentive and long-term equity compensation, equating to a greater proportion of at-risk compensation.
On November 12, 2008, the Compensation Committee re-evaluated the 2008 peer group companies to determine if any revisions should be made in connection with compensation decisions for 2009. The Compensation Committee elected to remove two companies whose legal structures made them no longer appropriate peers for the Company: Choicepoint, Inc. and Witness Systems, Inc.
Assessment of Company and Individual Performance
The Compensation Committee, in collaboration with senior management, annually establishes specific revenue and EBITDA targets that determine the size of bonus payouts under the annual incentive bonus plan. Individual performance directly determines total direct compensation levels (consisting of annual salary, annual bonus awards and long-term incentives) for the Chief Executive Officer and other executive officers.
The Compensation Committee meets with the Chief Executive Officer at the beginning of the year to establish the Chief Executive Officer’s performance objectives (both individual and company) for the year. At the end of the year, the Compensation Committee conducts a performance review of the Chief Executive Officer based on his achievement of the pre-established objectives. The overall performance of the Chief Executive Officer and the company are considered by the Compensation Committee in setting the Chief Executive Officer’s compensation.
For all other executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer. The performance evaluation of the other executive officers is based on achievement of pre-established objectives. The objectives for all executive officers are established by the CEO and include both corporate and individual objectives.
Total Compensation Review
The Compensation Committee annually reviews each executive officer’s base pay, bonus and equity incentive awards with the guidance of the Compensation Committee’s independent consultant. In addition to these compensation elements, the Compensation Committee reviews the long-term incentive program, deferred compensation program and the payments that would be required under various severance and change-in-control scenarios.
Components of Executive Compensation for 2008
Base Salary
Base salaries for DealerTrack’s named executive officers are pegged at the market median and are competitive with similar positions at the peer group companies. The base salaries of all executive officers are reviewed annually against market data and adjusted to reflect individual roles and performance. Adjustments to base salary are determined based upon market trends as well as individual performance and experience. Base salary may be adjusted during the year if a change in the scope of the executive officer’s responsibilities justifies such consideration. In 2008, the Compensation Committee increased the base salaries of each of the named executive officers from 2007 by approximately 3.77%. These salary increases were consistent with the base salary increases for the rest of the company’s employees.
None of DealerTrack’s named executive officers received an increase in base salary from 2008 to 2009. As of April 16, 2009, DealerTrack instituted a company-wide decrease of 5.29% in base salary for the rest of 2009 for all employees, including all executive officers.
Annual Incentive Bonus Plan
•	Under the annual incentive bonus plan, the cash incentive bonus amounts are targeted at the 50th percentile of the peer group’s annual bonus compensation. Awards under the annual incentive plan are based upon the achievement of both corporate and individual goals, including EBITDA, total revenue and business unit revenue targets and individual performance. If we exceed the targets and achieve the stretch goals, the annual incentive bonus amount is then targeted at the 75th percentile of the peer group’s annual bonus compensation in order to provide rewards consistent with performance. The 2008 corporate performance targets were: an EBITDA target of $74.1 million, a corporate-wide revenue target of $282.4 million, as well as separate revenue targets for each of the business units. Under this plan, no annual bonuses were required to be paid in 2008 if the company did not meet an EBITDA threshold of $67.3 million. The company did not meet this threshold; accordingly, the payout of the 2008 bonus was at the discretion of the Compensation Committee.

•	EBITDA was used as the principal metric to review and assess the operating performance and the performance of the management team because EBITDA provides useful information with respect to the performance of the fundamental business activities and is also frequently used by equity research analysts and others in the evaluation of the company. For executive officers with company-wide responsibility, equal weight is given to total corporate revenue and EBITDA targets. For other executive officers who are responsible for business units, depending on their position, different weights are given to corporate and business unit revenues. In each case, additional weight is given to individual performance and attainment of individual goals.
•	The annual incentive bonus target amounts, expressed as a percentage of base salary, are established for the named executive officers each year, with a target range of 50% to 80% of base salary for 2008 and a maximum range of 175% to 210% of base salary for 2008, depending on the executive officer’s position. As stated above, no bonuses are required to be paid under the plan if the company does not meet the pre-determined EBITDA threshold amount. If the EBITDA threshold amount and the respective revenue targets are exceeded, the Compensation Committee may increase or reduce payouts by up to 5% depending on performance relative to specific subscription and transaction revenue targets. The Compensation Committee may further positively or negative adjust the actual award to each executive officer depending on its assessment of each individual’s performance. In making this assessment, the Compensation Committee also considers the input of the Chief Executive Officer with respect to awards to the other executive officers. In the case of the Chief Executive Officer, the Compensation Committee considers additional non-financial factors such as leadership, leadership development, talent management and succession planning in determining the annual incentive bonus amount. The Compensation Committee may adjust the financial metrics in appropriate circumstances, such as the acquisition or divestiture of a business or the impact of foreign exchange rates. In 2008, the financial metrics were not adjusted.
The company had a challenging year in 2008 due to the unprecedented decline in the number of vehicles financed. However, despite the challenging economic environment for our business, the company achieved 3.8% growth in revenue. The growth achieved reflects the fact that the company was able to grow its subscription business 26.2%. Growing the subscription business is a key focus to eliminate our dependency on the transaction business.
The actual revenue and EBITDA in 2008 were $242.7 million and $41.4 million, respectively. Although no bonuses were required to be paid under the plan because the minimum EBITDA target for 2008 was not met, the Compensation Committee used its discretion to award cash incentive bonuses to executive officers that ranged from 0% to 45% of their respective base salaries. The Chief Executive Officer requested that the Compensation Committee not consider awarding him a bonus for 2008. The other named executive officers received bonus payouts equal to less than 45% of their respective bonus target amounts.
Annual Equity Grants
In order to align the executive officers’ interests with those of the stockholders, the Compensation Committee makes an annual equity grant each year to each executive officer. The Compensation Committee reviewed and considered competitive market information at or near the 50th percentile of the company’s peer group and established awards within the competitive range of the 50th percentile of the peer group. The following factors were also considered in determining the level of long-term incentives awarded to the executive officers:
•	the executive’s performance;

•	the executive’s potential future contributions to the company;

•	the current compensation of the executive; and

•	the current overall value of the executive’s long-term incentives.
The Compensation Committee uses non-qualified stock options instead of incentive stock options in order to preserve the company’s compensation expense tax deduction. The 2008 equity grants to our executive officers consisted solely of time-vesting stock options. The rationale for a grant consisting solely of stock options was the Compensation Committee’s desire to focus our executive officers directly on increasing stockholder value through the growth in share price. In future years the Compensation Committee may elect to provide equity in the form of restricted stock, stock options or restricted stock units.

The annual equity grants also serve as a retention device because they are vested and earned through service with us over a four-year period and the options have a seven-year life. These equity grants further the long-term perspective necessary for continued success of the business.
The Compensation Committee typically makes the annual stock option grants at the first regularly scheduled meeting of the Compensation Committee of the year. Option grants to new hires are generally made at the first regularly scheduled Compensation Committee meeting that follows the date of hire. We set the exercise price of the options at the closing price of the stock on the date of grant. All equity grants to our named executive officers in 2008 were made pursuant to the Amended and Restated 2005 Incentive Award Plan.
Stock Ownership Requirements
The Compensation Committee has also implemented stock ownership requirements for members of the executive team equal to multiples of their base salary, which vary from one time to six times base salary. The CEO is required to hold shares with a value equal to six times his base salary, and the other named executive officers are required to hold shares with a value equal to two times their base salaries.
Each executive officer is expected to attain his or her stock ownership level within five years of becoming an executive officer. Stock options are not included in determining compliance with the share ownership requirement. Named executive officers are expected to retain 25% of the net after-tax shares acquired pursuant to the exercise of a stock option until they achieve the minimum share ownership position. The Compensation Committee reviews each named executive officer’s compliance with the minimum stock ownership requirement once a year. Shares acquired through the company’s Employee Stock Purchase Plan are counted toward the stock ownership requirement.
As of the end of 2008, each executive officer met the minimum share ownership requirement.
Long-Term Equity Incentive Program
In August 2006, the Compensation Committee implemented a performance-based long-term equity incentive program and made significant grants of restricted common stock to the named executive officers. These grants are targeted to deliver total direct compensation (annual base salary, annual bonus awards and long-term incentives) at the 75th percentile of the peer group upon the achievement of exceptional performance. These grants will be fully earned and vested only if during the three fiscal year measurement period: (i) we achieve annual growth for the EBITDA and market capitalization metrics as set forth below; and (ii) if the executive officers remain continuously employed with us through January 31, 2010. As provided in the award agreements, the EBITDA goals are adjusted by the Compensation Committee from time to time to reflect both the positive and negative impact of acquisitions, in order to neutralize the impact of those acquisitions. Awards of performance-based long-term equity incentive awards were granted pursuant to the Amended and Restated 2005 Incentive Award Plan.

Performance Goals	EBITDA	Market Cap

December 31, 2007	$54.1 million	$928 million
December 31, 2008	$66.9 million	$1,136 million
December 31, 2009	$82.9 million	$1,400 million
The company met its performance goals for fiscal year 2007 related to both EBITDA and market capitalization but did not meet its performance goals for fiscal year 2008 for either EBITDA or market capitalization. The awards related to each 2008 performance goal remain eligible for vesting should the company meet its 2009 performance goals in that category. For example, if the company meets its 2009 EBITDA performance goal, participants in the company’s Long-Term Equity Incentive Plan will be entitled to receive their performance awards for EBITDA for both 2008 and 2009.
Employment Agreements
The company has entered into employment agreements with each of the named executive officers. These agreements were amended in 2007 to reduce the amount of severance provided in the event of termination without cause or for good reason from two years of base salary to one year of base salary generally payable over the one year period following the executive’s termination. The purpose of these amendments was to bring the company’s employment agreements more in line with peer group companies. Additionally, these agreements provide for pro-rata annual cash incentive and limited accelerated vesting of equity grants (other than performance-based restricted common stock) in the event of a termination of employment by us without cause or by a named executive officer for good reason. In return, each executive covenants not to compete or solicit the employees for one year from the date of termination. Severance is stopped if the executive violates these covenants during the one-year severance period.

The employment agreements also provide change in control benefits. In the event we were to undergo a change in control, the employment agreements provide for 36 months of accelerated vesting for time-based stock option and restricted common stock grants and full vesting of such grants in the event of termination within 12 months of the change in control. The performance-based restricted common stock grants provide for full acceleration upon a change in control. We believe that it is fair to provide for accelerated vesting because equity grants provide such a high proportion of the total compensation. Very often, members of senior management lose their jobs in connection with a change of control. By agreeing up front to protect the named executive officers from losing their equity in the event of a change in control, we believe we can reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of an actual or threatened change in control. This protection also aligns the interests of the named executive officers with that of the stockholders.
The employment agreements also provide for a tax gross-up payment to the named executive officers in the event they become subject to the 20% golden parachute excise tax. We have agreed to this payment because it is market practice and because we believe that the named executive officers should be able to receive what they have bargained for without being subject to this punitive tax.
Please see page [ ] for more information regarding the material terms of the named executive officers’ employment agreements.
Mr. Sundaram’s employment agreement contains an additional term that results from his joining us upon the acquisition of certain assets of Automotive Lease Guide (alg), LLC. We agreed to honor an existing arrangement that he had in regards to a promissory note owed to his former employer in order to encourage Mr. Sundaram to remain with us after the acquisition.
In 2006, Mr. Sundaram’s promotion to Senior Vice President, Dealer Solutions, required him to move across the country to corporate headquarters in Lake Success, New York. Accordingly, we entered into a relocation agreement with Mr. Sundaram that provided, among other things, reimbursement of his moving expenses, temporary housing expenses, forfeited tuition deposits and certain expenses in connection with the purchase and sale of his primary residence, as well as a car allowance.
In 2008, Mr. Sundaram was paid a gross amount of $37,814.67. This amount represents the final reimbursement for certain expenses (described above) in connection with his relocation. Specifically, the expenses included the forfeiture of automobile benefits and the differential in property taxes.
Perquisites
We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not generally provide any substantial perquisites other than relocation expenses.
Deferred Compensation Plan
We have a deferred compensation plan that allows the named executive officers to defer bonus compensation by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. This plan provides a tax effective means of allowing the executive officers to invest in the stock and fulfills the objective of encouraging equity ownership. None of our named executive officers elected to have any portion of their 2008 bonuses deferred.
401(k) Plan
We maintain a 401(k) plan which covers substantially all employees. The 401(k) plan is an essential part of the retirement package needed to attract and retain employees in the industry. The 401(k) plan permits employees to contribute up to the lesser of 20% of earnings or the annual dollar limit prescribed by the tax laws. The company provides a matching contribution, the amount of which is determined at our discretion. For 2008, the matching contribution was 50% of each employee’s contribution up to 6% of eligible pay, subject to IRS limitations. The matching contribution vests incrementally over a five-year period.

Section 162(m) Policy
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain tests are met. The Compensation Committee’s general intent is to design and administer our executive compensation programs to preserve the deductibility of compensation payments to named executive officers. However, our goal of preserving the deductibility of compensation is secondary in importance to achievement of the Companies’ compensation objectives. We believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of our current executive compensation programs, which we believe are achieving our desired compensation objectives while retaining our flexibility to exercise judgment in assessing our named executive officers’ performance.
Compensation Committee Actions Taken After Fiscal Year 2008
In January 2009, DealerTrack announced a realignment of its workforce, including plans to reduce its workforce by approximately 90 individuals. This included the departures of Robert Cox, Senior Vice President and Chief Financial Officer (effective March 2. 2009) and David Trinder, Senior Vice President, Network Solutions. Additionally Charles Giglia, Senior Vice President and Chief Information Officer, moved to a non-executive role.
Effective April 16, 2009, DealerTrack implemented a 5.29% reduction in the base salaries of all employees, including the executive officers.
COMPENSATION COMMITTEE REPORT
This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be considered soliciting material or deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Compensation Committee,
Mary Cirillo-Goldberg (chairperson)
James D. Foy
John J. McDonnell, Jr.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive Plan		All Other
Name and			Stock	Option	Compensation		Compensation
Principal Position	Year	Salary	Awards (1)	Awards (2)	(3)		(4)	Total
Mark F. O’Neil	2008	$525,000	$928,718	$912,581	$0	(5)	$6,750	$2,373,049
Chairman and Chief Executive Officer	2007	510,000	969,198	873,180	525,000		10,669	2,888,047
	2006	495,040	369,913	695,967	660,000		9,799	2,230,719

Robert J. Cox III	2008	288,500	322,564	334,784	43,300		6,750	995,898
Senior Vice President,	2007	280,000	329,759	260,858	212,000		6,750	1,089,367
Chief Financial Officer and Treasurer (6)	2006	260,000	126,370	204,412	198,000		6,500	795,282

Eric D. Jacobs	2008	278,500	276,867	297,986	68,900		6,750	929,003
Senior Vice President, Chief Financial Officer,	2007	270,000	278,724	195,539	222,500		6,750	973,513
Chief Administrative Officer and Treasurer (7)	2006	260,000	112,433	150,595	208,000		6,600	737,628

Raj Sundaram	2008	278,500	251,027	267,068	61,300		116,937	974,832
Senior Vice President, Dealer Solutions	2007	268,000	242,184	159,715	180,400		510,307	1,360,606
	2006	235,527	49,879	61,780	169,000		199,659	715,845

David Trinder	2008	278,500	229,607	240,640	0	(8)	0	748,747
Senior Vice President, Network Solutions	2007	270,000	220,764	137,490	156,500		55,000	839,754
	2006	260,000	79,632	97,020	179,000		55,000	670,652

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year for the fair value of restricted common stock granted in fiscal year 2006 and 2007, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted common stock, fair value is calculated using the closing price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 13 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year for the fair value of stock options granted in such year, as well as prior fiscal years in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Note 2 and 13 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. See the Grants of Plan-Based Awards Table for information on options granted in 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	The amounts shown include awards earned under our annual incentive bonus plan in fiscal year 2008 although such amounts are payable in the subsequent year.

(4)	See the table below for additional information on all other compensation.

(5)	Mr. O’Neil notified the Compensation Committee that he did not wish to be considered for a bonus for 2008 due to market conditions.

(6)	Mr. Cox’s employment at DealerTrack ended as of March 2, 2009.

(7)	Mr. Jacobs became DealerTrack’s Senior Vice President and Chief Administrative Officer as of January 5, 2009. On March 2, 2009 Mr. Jacobs also assumed the role of Chief Financial Officer and Treasurer. In 2008 Mr. Jacobs served as DealerTrack’s Senior Vice President, General Counsel and Secretary.

(8)	Mr. Trinder’s employment at DealerTrack ended as of January 5, 2009, prior to the payment of bonuses for 2008.
ALL OTHER COMPENSATION TABLE
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

		401(k)	Tax
Name	Year	Match(1)	Gross-Up		Relocation		Other		Total

Mark F. O’Neil	2008	$6,750	$—		—		$—		$6,750
	2007	6,750	—		—		3,919	(4)	10,669
	2006	6,600	—		—		3,199	(4)	9,799

Robert J. Cox III	2008	6,750	—		—		—		6,750
	2007	6,750	—		—		—		6,750
	2006	6,500	—		—		—		6,500

Eric D. Jacobs	2008	6,750	—		—		—		6,750
	2007	6,750	—		—		—		6,750
	2006	6,600	—		—		—		6,600

Raj Sundaram	2008	5,893	13,815	(2)	24,000	(3)	73,229	(5)	116,937
	2007	5,852	144,305	(2)	276,150	(3)	84,000	(5)	510,307
	2006	5,686	41,715	(2)	68,258	(3)	84,000	(5)	199,659

David Trinder	2008	—	—		—		—		—
	2007	—	—		55,000	(6)	—		55,000
	2006	—	—		55,000	(6)	—		55,000

(1)	This column reports our matching contributions to the named executive’s 401(k) savings account of up to 3.0% of salary, subject up to the limitations imposed under IRS rules. These contributions vest over a five year period.

(2)	This amount includes amounts reimbursed for the payment of taxes on imputed income for Mr. Sundaram’s relocation expenses.

(3)	This amount includes relocation expenses paid by the company including for 2008; (i) $10,000 temporary car allowance and (ii) $14,000 reimbursement for higher property taxes paid; for 2007: (i) $46,697 reimbursement for temporary housing, (ii) $15,000 temporary car allowance, (iii) $14,000 reimbursement for higher property taxes paid, (iv) $132,235 reimbursement of commissions and closing costs on the sale of his existing home, and (v) $68,218 purchase of a new home near company headquarters; and for 2006: (i) $35,258 reimbursement for temporary housing, (ii) $20,000 temporary car allowance, and (iii) $13,000 reimbursement for tuition payments forfeited due to his relocation.

(4)	This amount represents the 15% discount received on shares purchased through our employee stock purchase plan. This discount was available to all employees.

(5)	This amount includes payments pursuant to Mr. Sundaram’s employment agreement that are reimbursements for interest due on a loan from Automotive Lease Guide (alg), LLC, his prior employer and the company from which we purchased substantially all of the assets of ALG, including in 2008, a $73,229 payment and in each of 2006 and 2007, an $84,000 payment.

(6)	This amount represents an allowance paid through December 31, 2007 to cover increased cost of living expenses due to the executive’s relocation.
Please see the discussions under “Components of Executive Compensation for 2008” and “Employment Agreements With Named Executive Officers” for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

GRANTS OF PLAN-BASED AWARDS IN 2008
The following table provides information about equity and non-equity awards granted to the named executives in 2008:

					All Other
					Option		Grant
					Awards;	Exercise	Date Fair
		Estimated Future Payouts Under			Number of	or Base	Value of
		Non-Equity Incentive Plan			Securities	Price of	Stock and
	Grant	Awards (1)			Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Options (2)	Awards (3)	Awards (4)

Mark F. O’Neil	1/24/2008	$315,000	$420,000	$882,000	100,000	$24.50	$998,400

Robert J. Cox III	1/24/2008	$129,825	$173,100	$320,234	45,000	$24.50	$449,280

Eric D. Jacobs	1/24/2008	$114,881	$153,175	$283,373	45,000	$24.50	$449,280

Raj Sundaram	1/24/2008	$114,881	$153,175	$268,056	40,000	$24.50	$399,360

David Trinder	1/24/2008	$114,881	$153,175	$268,056	40,000	$24.50	$399,360

(1)	These columns show the potential value of the payout of the annual cash incentive bonuses for 2008 performance for each named executive officer if the minimum, target and maximum performance levels are achieved. The potential payout is performance based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid for 2008 performance is shown in the Summary Compensation Table under the “Non-Equity Plan Compensation” column.

(2)	This column shows the number of stock options granted in 2008 to the named executive officers. These options vest as follows: 25% of the shares subject to the option vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the option vest each month thereafter, such that 100% of the shares subject to the option will be fully vested four years after the date of grant.

(3)	This column shows the exercise price for the stock options granted during 2008. All option awards granted during 2008 were granted under the DealerTrack Holdings, Inc. Second Amended and Restated 2005 Incentive Award Plan.

(4)	This column shows the grant date fair value of stock options computed in accordance with SFAS 123(R) granted to the named executive officers during 2008.
Please see the discussions under “Components of Executive Compensation for 2008” and “Employment Agreements With Named Executive Officers” for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END
The following table provides information on the current holdings of equity awards by the named executive officers. This table includes unexercised and unvested option awards; unvested restricted common stock; and restricted common stock with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the award grant date.

										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
								Market	Number of	Value of
		Number of	Number of				Number	Value	Unearned	Unearned
		Securities	Securities				of Shares	of Shares	Shares,	Shares,
		Underlying	Underlying				or Units of	or Units of	Units or	Units or
		Unexercised	Unexercised	Option	Option	Stock	Stock That	Stock That	Other Rights	Other Rights
	Option	Options	Options	Exercise	Expiration	Award	Have Not	Have Not	That Have	That Have
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Grant Date	Vested (1)	Vested (2)	Not Vested (3)	Not Vested (4)

Mark F. O’Neil	1/16/2002	164,941	—	$3.12	1/15/2012	5/26/2005	7,500	$89,175	—	—
	1/30/2003	197,452	—	2.80	1/29/2013	1/27/2006	17,500	208,075	—	—
	5/3/2004	7,501	—	2.80	2/13/2011	8/2/2006			170,000	$2,021,300
	5/3/2004	235,000	—	2.80	5/2/2014	2/6/2007	30,000	356,700	—	—
	8/18/2004	167,000	—	2.80	8/17/2014	8/8/2007	7,500	89,175	—	—
	5/26/2005	111,977	13,023	12.92	5/25/2015	—	—	—	—	—
	1/27/2006	65,624	24,376	20.68	1/26/2016	—	—	—	—	—
	2/6/2007	18,333	21,667	28.73	2/5/2017	—	—	—	—	—
	8/8/2007	3,333	6,667	38.98	8/7/2014	—	—	—	—	—
	1/24/2008	—	100,000	24.50	1/23/2015	—	—	—	—	—

Robert J. Cox III	1/16/2002	25,781	—	3.12	1/15/2012	5/26/2005	2,500	29,725	—	—
	1/30/2003	18,620	—	2.80	1/29/2013	1/27/2006	6,000	71,340	—	—
	5/3/2004	11,697	—	2.80	6/26/2011	8/2/2006			60,000	713,400
	5/3/2004	35,000	—	2.80	5/02/2014	2/6/2007	9,000	107,010	—	—
	8/18/2004	65,000	—	2.80	8/17/2014	8/8/2007	3,750	44,588	—	—
	5/26/2005	44,791	5,209	12.92	5/25/2015	—	—	—	—	—
	1/27/2006	18,228	6,772	20.68	1/26/2016	—	—	—	—	—
	2/6/2007	5,499	6,501	28.73	2/5/2017	—	—	—	—	—
	8/8/2007	1,666	3,334	38.98	8/7/2014	—	—	—	—	—
	1/24/2008	—	45,000	24.50	1/23/2015	—	—	—	—	—

Eric D. Jacobs	5/15/2002	26,250	—	2.80	5/14/2012	5/26/2005	2,500	29,725	—	—
	1/30/2003	9,753	—	2.80	1/29/2013	1/27/2006	5,000	59,450	—	—
	1/30/2004	45,000	—	2.80	1/29/2014	8/2/2006			50,000	594,500
	8/18/2004	50,000	—	2.80	8/17/2014	2/6/2007	6,750	80,258	—	—
	5/26/2005	44,791	5,209	12.92	5/25/2015	8/8/2007	3,750	44,588	—	—
	1/27/2006	14,583	5,417	20.68	1/26/2016	—	—	—	—	—
	2/6/2007	4,124	4,876	28.73	2/5/2017	—	—	—	—	—
	8/8/2007	1,666	3,334	38.98	8/7/2014	—	—	—	—	—
	1/24/2008	—	45,000	24.50	1/23/2015	—	—	—	—	—

Raj Sundaram	5/26/2005	22,395	2,605	12.92	5/25/2015	1/27/2006	2,500	29,725	—	—
	1/27/2006	7,291	2,709	20.68	1/26/2016	11/2/2006	5,000	59,450	—	—
	11/2/2006	10,416	9,584	25.39	11/1/2016	8/2/2006			35,000	416,150
	2/6/2007	4,124	4,876	28.73	2/5/2017	2/6/2007	6,750	80,258	—	—
	8/8/2007	1,666	3,334	38.98	8/7/2014	8/8/2007	3,750	44,588	—	—
	1/24/2008	—	40,000	24.50	1/23/2015	—		—	—	—

David Trinder	1/30/2004	8,334	—	2.80	1/29/2014	5/26/2005	1,250	14,863	—	—
	7/01/2004	3,000	—	2.80	7/20/2014	1/27/2006	4,500	53,505	—	—
	8/18/2004	10,000	—	2.80	8/17/2014	8/2/2006			35,000	416,150
	5/26/2005	31,353	3,647	12.92	5/25/2015	2/6/2007	6,750	80,258	—	—
	1/27/2006	13,124	4,876	20.68	1/26/2016	8/8/2007	3,750	44,588	—	—
	2/6/2007	4,124	4,876	28.73	2/5/2017	—	—	—	—	—
	8/8/2007	1,666	3,334	38.98	8/7/2014	—	—	—	—	—
	1/24/2008	—	40,000	24.50	1/23/2015	—	—	—	—	—

(1)	These awards vest in four equal annual installments from date of grant.

(2)	The market value is based on the closing price of our common stock as of December 31, 2008, which was $11.89.

(3)	These are performance based restricted common stock awards that vest in full on January 31, 2010, provided that the executive officer remains employed on such date. The amount that will vest at such time is subject to the achievement of certain pre-established performance goals for fiscal years 2007, 2008 and 2009. These performance goals are equally based on both our earnings before interest, taxes, depreciation and amortization, as adjusted, or EBITDA, and market capitalization, in each case as measured on the last day of the fiscal year. The company met its performance goals for fiscal year 2007 related to both EBITDA and market capitalization but did not meet its performance goals for fiscal year 2008 for either EBITDA or market capitalization.

(4)	The market value is based on the closing price of our common stock as of December 31, 2008, which was $11.89, without taking any discounts and assuming that targets are achieved (EBITDA and market cap).
Option Vesting Schedule
Except for grant dates set forth below, the vesting schedule for stock options is 25% of the shares subject to the option vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the option vest each month thereafter, such that 100% of the shares subject to the option will be fully vested four years after the date of grant.

Stock Option Grant Date	Vesting Schedule

January 30, 2003	The vesting commencement date was January 1, 2003.
January 30, 2004	10,000 options vested immediately for Mr. Jacobs, the remaining 60,000 began vesting on January 1, 2004.
May 3, 2004	14,609 of Mr. Cox’s options were immediately vested. Of the remaining 41,016 options, 6,016 vested in 14 equal monthly installments ending on June 27, 2005 and the remaining 35,000 options had a vesting commencement date of January 1, 2004. 152,462 of Mr. O’Neil’s options were immediately vested. Of the remaining 262,491, 37,491 vested in 10 equal monthly installments ending on February 14, 2005 and the remaining 225,000 had a vesting commencement date of January 1, 2004.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

	Option Awards			Stock Awards
	Number of Shares		Value Realized	Number of Shares		Value Realized
	Acquired on		on	Acquired on		on
Name	Exercise		Exercise	Vesting		Vesting (7)

Mark F. O’Neil	—		$—	28,750	(2)	$641,750
Robert J. Cox III	—		—	9,750	(3)	214,780
Eric D. Jacobs	—		—	8,500	(4)	185,278
Raj Sundaram	—		—	7,250	(5)	129,353
David Trinder	15,000	(1)	138,231	7,000	(6)	152,873

(1)	Mr. Trinder exercised 10,000 stock options on December 8, 2008 and 5,000 stock options on December 9, 2008 with an exercise price of $2.80. The closing prices on these dates were $11.89 and $12.25 respectively.

(2)	These Shares vested upon the lapse of restricted common stock. 8,750 shares lapsed on January 27, 2008, 10,000 shares on February 6, 2008, 7,500 shares on May 26, 2008, and 2,500 shares on August 8, 2008.

(3)	These Shares vested upon the lapse of restricted common stock. 3,000 shares lapsed on January 27, 2008 and February 6, 2008, 2,500 shares on May 26, 2008, and 1,250 shares on August 8, 2008.

(4)	These Shares vested upon the lapse of restricted common stock. 2,500 shares lapsed on January 27, 2008 and May 26, 2008, 2,250 shares on February 6, 2008, and 1,250 shares on August 8, 2008.

(5)	These Shares vested upon the lapse of restricted common stock. 1,250 shares lapsed on January 27, 2008 and August 8, 2008, 2,250 shares on February 6, 2008, and 2,500 shares on November 2, 2008.

(6)	These Shares vested upon the lapse of restricted common stock. 2,250 shares lapsed on January 27, 2008 and February 6, 2008, and 1,250 shares on May 26, 2008 and August 8, 2008.

(7)	The closing prices of our common stock were $23.92 on January 25, 2008, $23.39 on February 6, 2008, $21.14 on May 26, 2008, $16.00 on August 8, 2008 and $10.73 on October 31, 2008.
NON-QUALIFED DEFERRED COMPENSATION
We have a deferred compensation plan that allows the executive officers to defer up to 100% of annual bonus earning by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. Only one of our named executive officers elected to defer any portion of the 2006 bonus which was payable in 2007. None of our named executive officers elected to have any portion of their 2007 or 2008 bonuses deferred.

POTENTIAL PAYMENTS UPON TERMINATION
The tables set forth below describe and quantify certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2008, based on our closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. None of our named executive officers are entitled to any compensation in the event of a voluntary termination without good reason or an involuntary termination for cause.

						Benefits &
	Compensation					Perquisites
	Base	Short-Term	Performance	Stock	Restricted	Health	280G Tax
Name	Salary (1)	Incentives (2)	Shares (3)	Options (4)	Stock (5)	Care (6)	Gross-Up	Total
Mark F. O’Neil
Involuntary or Good Reason Termination	$525,000	$420,000	—	$—	$594,500	$17,840	—	$1,557,340
Death or Disability	525,000	420,000	1,429,700	—	89,175	17,840	—	2,481,715
Change In Control	1,050,000	420,000	2,021,300	—	743,125	17,840	—	4,252,265
Robert J. Cox III (7)
Involuntary or Good Reason Termination	288,500	173,100	—	—	202,130	15,882	—	679,612
Death or Disability	288,500	173,100	504,600	—	29,725	15,882	—	1,011,807
Change In Control	577,000	173,100	713,400	—	252,663	15,882	466,926	2,198,971
Eric D. Jacobs
Involuntary or Good Reason Termination	278,500	153,175	—	—	172,405	15,882	—	619,962
Death or Disability	278,500	153,175	420,500	—	29,725	15,882	—	897,782
Change In Control	557,000	153,175	594,500	—	214,020	15,882	—	1,534,577
Raj Sundaram
Involuntary or Good Reason Termination	278,500	153,175	—	—	172,405	18,083	—	622,163
Death or Disability	278,500	153,175	294,350	—	—	18,083	—	744,108
Change In Control	557,000	153,175	416,150	—	214,020	18,083	—	1,358,428
David Trinder (8)
Involuntary or Good Reason Termination	278,500	153,175	—	—	151,598	17,840	—	601,113
Death or Disability	278,500	153,175	294,350	—	14,863	17,840	—	758,728
Change In Control	557,000	153,175	416,150	—	193,213	17,840	—	1,337,378

(1)	12 months base salary continuation calculated based on the salary in effect on the date of termination if terminated without cause, death or disability, or by executive for good reason. If termination is without cause or by executive for good reason within 12 months of a change in control, executive will receive 24 months of base salary continuation. Severance will cease if the executive violates the non-compete provision of his employment agreement.

(2)	A pro-rata bonus payment calculated based on the number of days during the fiscal year through the date of termination, applied to executive’s target bonus.

(3)	The Death or Disability amounts represent accelerated vesting of a pro-rata portion of the performance shares awarded in August 2006. The Change of Control amounts represent full vesting of the performance shares. Value is based on $11.89, the closing price of our common stock on December 31, 2008.

(4)	Named executive officers are eligible for acceleration of the vesting of certain of such officer’s outstanding stock options upon termination under certain circumstances, including involuntary termination or resignation for good reason. However, as of December 31, 2008, the closing price of our common stock was $11.89, which was lower than the exercise price of any options eligible for acceleration.

(5)	The Involuntary or Good Reason Termination amounts represent two years acceleration of the vesting of the named executive officer’s restricted common stock. The Death or Disability and Change of Control amounts represent full vesting of the named executive officer’s restricted common stock granted prior to our initial public offering in 2005. Value is based on $11.89, the closing price of our common stock on December 31, 2008.

(6)	Represents the reimbursement of premiums otherwise payable by executive pursuant to COBRA for a period of 12 months.

(7)	Mr. Cox’s employment with DealerTrack ended as of March 2, 2009. Mr. Cox’s separation agreement provided for a one-time cash lump sum severance payment of $288,500, representing one year of base salary; and an additional one-time cash severance payment of $159,252, representing 75% percent of his target bonus for 2008 plus his target bonus for 2009, pro rated for the number of days worked in 2009. Mr. Cox also received accelerated vesting of certain of his equity awards. He is also eligible to receive reimbursement of health care premiums totaling $17,840.

(8)	Mr. Trinder’s employment with DealerTrack ended as of January 5, 2009. Mr. Trinder’s separation agreement provided for a one-time cash lump sum severance payment of $278,500, representing one year of base salary; and an additional one-time cash severance payment of $153,175, representing his target bonus for 2008. Mr. Trinder also received accelerated vesting of certain of his equity awards. He is also eligible to receive reimbursement of health care premiums totaling $17,840.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended December 31, 2008, Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell were members of our Compensation Committee and none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors. No member of our Compensation Committee has ever been an employee of DealerTrack.
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
Each of our named executive officers has entered into a written employment agreement with us or one of our subsidiaries that governs the terms and conditions of his employment. Each employment agreement with respect to the named executive officers provides:
•	The initial term of employment ended on August 8, 2008 and was automatically renewed according to its terms, Each agreement will continue automatically to be extended for additional one-year periods unless either party notifies the other of non-extension at least 60 days prior to the end of a term.

•	The annual base salary for 2009 and 2008 for each of the named executive officers is as follows:

	2009		2008

Mark F. O’Neil	$497,227	(1)	$525,000
Robert J. Cox III	$288,500	(2)	$288,500
Eric D. Jacobs	$263,767	(1)	$278,500
Raj Sundaram	$263,767	(1)	$278,500
David Trinder	$278,500	(3)	$278,500

(1)	None of DealerTrack’s named executive officers received an increase in base salary from 2008 to 2009. As of April 16, 2009 DealerTrack instituted a company-wide decrease in base salary for the rest of 2009 for all officers and employees. The amounts set forth reflect the officers’ base salaries as in effect following the 5.29% decrease, which took effect April 16, 2009.

(2)	Mr. Cox’s employment with DealerTrack ended as of March 2, 2009, prior to the company-wide base salary decrease.

(3)	Mr. Trinder’s employment with DealerTrack ended as of January 5, 2009, prior to the company-wide base salary decrease.

•	Each named executive officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain performance benchmark targets as described above under “Annual Incentive Bonus.”

•	Each named executive officer is prohibited from competing with us or soliciting our employees or customers during the term of his employment and for a period of two years thereafter, and from disclosing our confidential or proprietary information indefinitely.

•	In the event that a named executive officer’s employment is terminated by us without “cause,” death or disability, or by the executive for “good reason,” the named executive officer will be entitled to continue to participate in our health and welfare benefit plans for a period of one year following termination and to continue to be paid his base salary for a period of one year following termination. Additionally, the named executive officer shall be entitled to receive a pro rata annual bonus based on the percentage of the year worked through the date of termination. Notwithstanding the foregoing, in no event will any named executive officer be entitled to receive any such payment or benefits after he or she violates any non-compete, non-disclosure or non-solicit covenant. “Cause” means any of the following: (i) the executive officer’s conviction for a felony, commission of fraud or embezzlement upon us; (ii) the executive officer’s commission of any willful act intended to injure our reputation, business, or business relationships; (iii) the refusal or failure to perform his duties with us in a competent and professional manner (in certain cases, with a cure period of ten business days); or (iv) the refusal or failure of the executive officer to comply with any of his material obligations under his employment agreement (in certain cases, with a cure period of ten business days). “Good reason” means any of the following: (i) a material breach by us of an executive officer’s employment agreement or in connection with our stock incentive plans (which has not been cured within the allotted time); (ii) a material reduction of an executive officer’s title or duties or the assignment to the officer of any duties materially inconsistent with his or her then current position; (iii) any material reduction in the executive officer’s salary or benefits; (iv) the failure of any successor entity to assume the terms of the executive officer’s employment agreement upon a “change of control”; or (v) relocation of the officer’s location a distance of at over fifty miles; or (vi) if we do not renew the executive officer’s employment agreement upon its expiration.

•	In the event that a named executive officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the named executive officer shall be credited with twenty-four months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Upon a “change of control,” the named executive officer shall automatically be credited with thirty-six months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Further, in the event that, within twelve months following a change of control, a named executive officer’s employment is terminated, he experiences a material negative change in his compensation or responsibilities or he is required to be based at a location more than 50 miles from his current work location, any remaining unvested options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan shall become fully vested. “Change of control” means any of the following: (i) certain transactions or series of transactions in which a third party directly or indirectly acquires more than 50% of the total combined voting power of our securities (other than through registered public offerings, employee benefit plans and transactions with affiliates); (ii) over a two year period, our directors who were nominated by our stockholders or elected by our board cease to constitute a majority of our board; (iii) a merger, consolidation, reorganization, business combination, sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, or after which a person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be deemed to beneficially own 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or (iv) our stockholder’s approval of a liquidation or dissolution. In the case of those named executive officers who have entered into employment agreements with one of our subsidiaries rather than with the parent company, “change of control” also means the occurrence of any of the above with respect to such subsidiary.

•	Each named executive officer is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payment under the named executive officer’s employment agreement in the event any payment or benefit to the named executive officer is considered an “excess parachute payment” and subject to an excise tax imposed by Section 4999 of the Internal Revenue Code.
Mr. Sundaram has the following additional provisions in his employment agreement:

•	A monthly payment equal to 1 / 12 of $1,200,000 multiplied by the prime interest rate plus 1%, up to a maximum rate of 7% until the note described in the subsequent bullet point is issued.

•	Eligibility to receive additional compensation payable in the form of a note based on the fiscal performance of certain data products. The note, when and if issued, will accrue interest monthly and is payable in full on June 30, 2010, although it can be prepaid at any time at our option.

•	A separate Unfair Competition and Nonsolicitation Agreement in which he agreed not to solicit from or compete with our ALG business for a period of ten years from May 25, 2005.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2008 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options,	Options, Warrants	Securities
	Warrants and Rights	and Rights	in Column a)
	(a)	(b)	(c)

Equity compensation plans approved by stockholders
Stock option plans (1)	4,733,349	$16.06	1,559,996
2005 Employee Stock Purchase Plan	—	N/A	1,275,072
Equity compensation plans not approved by stockholders	—	—	—

Total	4,733,349	$16.06	2,835,068

(1)	Consists of the 2001 Stock Option Plan and the Amended and Restated 2005 Incentive Award Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of our common stock as of April 15, 2009 for: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number of Shares	Percent
Shares	Beneficially Owned	Owned

Mark F. O’Neil (1)	1,161,012	2.84%
Robert J. Cox III (2)	282,159	*
Eric D. Jacobs (3)	308,531	*
Raj Sundaram (4)	186,080	*
David Trinder (5)	131,474	*
James Foy (6)	4,888	*
Mary Cirillo-Goldberg (7)	143,162	*
Ann B. Lane (8)	20,328	*
John J. McDonnell, Jr. (9)	57,327	*
James David Power III (10)	76,578	*
Howard L. Tischler (11)(14)	62,328	*
Barry Zwarenstein (12)	19,453	*
All current directors and current executive officers as a group (13 persons)(13)	2,366,594	5.71%
First Advantage Corporation and related entities (14)	2,553,824	6.38%
FMR LLC (15)	6,088,212	15.21%
Barclays Global Investors, N.A.(16)	2,409,570	6.02%
Wasatch Advisors, Inc. (17)	2,891,466	7.22%

*	Indicates less than 1%

(1)	Includes 833,143 shares which Mr. O’Neil has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options. Also includes 213,750 shares of restricted common stock and 80,000 restricted stock units.

(2)	Includes 282,159 shares which Mr. Cox has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options.

(3)	Includes 212,209 shares which Mr. Jacobs has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options. Also includes 63,250 shares of restricted common stock and 30,000 restricted stock units.

(4)	Includes 67,123 shares which Mr. Sundaram has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options. Also includes 49,500 shares of restricted common stock and 30,000 restricted stock units.

(5)	Includes 116,294 shares which Mr. Trinder has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options.

(6)	Includes 4,888 shares of restricted common stock.

(7)	Includes 56,250 shares which Ms. Cirillo-Goldberg has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options and 7,995 shares of restricted common stock.

(8)	Includes 10,000 shares which Ms. Lane has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options. Also includes 6,828 shares of restricted common stock.

(9)	Includes 10,000 shares which Mr. McDonnell has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options. Also includes 7,995 shares of restricted common stock.

(10)	Includes 56,250 shares which Mr. Power has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options and 7,995 shares of restricted common stock.

(11)	Includes 40,000 shares which Mr. Tischler has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options and 7,995 shares of restricted common stock.

(12)	Includes 10,000 shares which Mr. Zwarenstein has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options. Also includes 6,828 shares of restricted common stock.

(13)	Includes 1,437,566 shares which this group has the right to acquire within 60 days after April 15, 2009 upon the exercise of stock options, 477,024 shares of restricted common stock and 210,000 restricted stock units.

(14)	The shares shown as beneficially owned by First Advantage Corporation (“FADV”) consist of 2,553,824 shares of common stock held by FADV CMSI, Inc. (f/k/a Credit Management Solutions, Inc.) (“CMSI”), a direct, wholly-owned subsidiary of FADV. FADV is a direct, majority-owned subsidiary of FADV Holdings LLC (“Holdings”). Holdings is owned by The First American Corporation (“First American”), First American Real Estate Solutions LLC (“FARES”) and First American Real Estate Information Services, Inc. (“FAREISI”) as holders of 62.59%, 36.28% and 1.12%, respectively. FAREISI is a direct, wholly owned subsidiary of First American. First American owns 80% of FARES. FADV, First American, Holdings, FAREISI and FARES may be deemed to beneficially own CMSI’s shares of common stock. FADV, First American, Holdings, FAREISI and FARES disclaim beneficial ownership of the shares of common stock held by CMSI. The shares shown as beneficially owned by CMSI were reported in its Amendment No. 4 to Schedule 13G filed with the SEC on April 3, 2009. Its address is 100 Carillon Parkway, St. Petersburg, FL 33716. Mr. Tischler served as Group President of First Advantage Dealer Services, an affiliate of CMSI, until December 2008. Mr. Tischler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)	The shares shown as beneficially owned by FMR LLC were reported in its Amendment No. 5 to Schedule 13G filed with the SEC on February 17, 2009. Its address is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	The shares shown as beneficially owned by Barclays Global Investors were reported in its Schedule 13G filed with the SEC on February 5, 2009. Its address is 400 Howard Street, San Francisco, CA 94105.

(17)	The shares shown as beneficially owned by Wasatch Advisors, Inc. and related entities were reported in its Schedule 13G filed with the SEC on February 17, 2009. Its address is 150 Social Hall Avenue, Salt Lake City, Utah 84111.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of either class of our common stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that during the period from January 1, 2008 through December 31, 2008 all reports were timely filed, except for (a) Form 4 filings to report the sale of stock by Mr. Charles Giglia on February 8, 2008; (b) a Form 4 by each of Messrs. Foy, Power, Tischler and Zwarenstein and Ms. Lane and Ms. Cirillo-Goldberg to report the receipt of restricted stock units on September 30, 2008; and (c) a Form 4 filing to report the sale of stock by Ms. Herrera on December 10, 2008.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
In accordance with its written charter, the Audit Committee, which is comprised of all independent directors, is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

First American Credit Management Solutions, Inc.
Current Equity Ownership. CMSI owns an aggregate of 2,553,824 shares, or 6.4%, of our common stock.
Joint Marketing Agreement. We are a party with First Advantage CREDCO, or CREDCO, formerly known as First American CREDCO, an affiliate of CMSI, to a Joint Marketing Agreement, dated as of March 19, 2003, and amended as of December 1, 2004, under which automotive dealers may use our web-based network to, among other things, electronically access a CREDCO credit report on a prospective customer. We earn revenue from CREDCO on a per transaction basis, each time a report is accessed. The total revenue and accounts receivable from CREDCO as of and for the year ended December 31, 2008 were $1.3 million (0.5% of our total revenue) and $148,000, respectively.
Under the Joint Marketing Agreement, we have agreed not to compete with CREDCO in certain circumstances in the marketing of consumer credit reports to our automobile dealer customers.
CreditReportPlus Agreement. We are party to an agreement with CreditReportPlus, LLC, an affiliate of CMSI, under which our dealer customers will be provided CreditReportPlus as our preferred provider of certain functionality related to credit reports. The total revenue and accounts receivable from this Agreement, as of and for the year ended December 31, 2008, was $1.1 million (0.5% of our total revenue) and $161,000, respectively.
CMSI Agreements. We are party to agreements with CMSI under which we receive certain integration, customer support and hosting services as well as a verification tool with respect to data services and contract data. The total amount of expense for the year ended December 31, 2008, was approximately $75,000.
Non-Competition Agreement. As part of our acquisition of Credit Online, Inc. from CMSI, we entered into a non-competition agreement with CMSI and The First American Corporation, the former parent company of CMSI, under which we have agreed not to compete in the single financing source credit origination and/or credit decisioning system business and CMSI has agreed not to compete in the multi-financing source credit application processing business and other related businesses defined in the agreement.
Bar None Agreement. In February 2006, we entered into an agreement with Bar None, Inc., an affiliate of CMSI, under which we provide integration with respect to leads for automotive dealers generated through Bar None. The total revenue and accounts receivable from Bar None for the year ended December 31, 2008 was $42,000 (0.1 % of our total revenue) and $4,000, respectively.
Director. Howard L. Tischler served as Group President of First Advantage Dealer Services, an affiliate of CMSI, from September 2005 through December 2008, and from 2001 until September 2005, as President and Chief Executive Officer of CMSI. Mr. Tischler has been a director of DealerTrack since March 2003 pursuant to our stockholders’ agreement, which terminated upon our initial public offering. CMSI no longer has the right to appoint a director to our board of directors. For his service as a director, Mr. Tischler received $50,000 cash compensation from us in 2008, which he deferred and in lieu of which he received 3,298 deferred stock units, as well as 6,828 shares of restricted common stock from us on June 3, 2008, pursuant to our Amended and Restated 2005 Incentive Award Plan.
Registration Rights
We are party to a Fourth Amended and Restated Registration Rights Agreement, dated March 19, 2003, among ACF Investment Corp., ADP, Inc., Capital One Auto Finance, Inc., DJR US, LLC, (formerly known as Automotive Lease Guide (alg), LLC), First American Credit Management Solutions, Inc., GRP II, L.P., GRP II Investors, L.P., GRP II Partners, L.P., J.P. Morgan Partners, Wells Fargo Financial, Inc., Wells Fargo Small Business Investment Company, Inc., WFS Web Investments, Janet Clarke, Robert J. Cox III, Mary Cirillo-Goldberg and Mark F. O’Neil which provides for:
•	An unlimited number of piggyback registrations pursuant to which we are required to register sales of a holder’s shares under the Securities Act when we undertake a public offering either on our own behalf or on behalf of another stockholder, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register, with priority given, in the case of a public offering undertaken on our own behalf, first to the shares to be sold by us, then to shares to be sold by the holders exercising these piggyback registration rights and then to all other shares and, in the case of a public offering on behalf of another stockholder, first to the shares to be sold by such stockholder, then to shares to be sold by us, and then to all other shares;

•	Two demand registrations pursuant to which we are required to register sales of a holder’s shares under the Securities Act that would result in aggregate net proceeds of at least $30,000,000, subject to certain rights to delay up to 180 days the filing or effectiveness of any such registration statements; and

•	One registration on Form S-3 (or equivalent short-form registration statement) per year pursuant to which we are required to register sales of a holder’s shares under the Securities Act, subject to the aggregate market value (at the time of a holder’s request) of the shares registered by such holder being no less than $5,000,000.
Generally, we have agreed to pay all expenses of any registration pursuant to the registration rights agreement, except that underwriters’ discounts and commissions shall be borne pro rata by the parties selling shares pursuant to the applicable registration statement.
Earn Out Provision
In connection with our purchase of substantially all of the assets of Automotive Lease Guide (alg) LLC on May 25, 2005, we agreed to pay to DJR US, LLC (the former owner of the assets of Automotive Lease Guide (alg) LLC) $750,000 on each of the first through fifth anniversaries of the closing date of the acquisition. Additionally, we agreed to pay additional consideration of up to $11.3 million contingent upon certain future increases in revenue of ALG and another of our subsidiaries through December 2009. In May 2008, we paid $750,000 to DJR as the annual payment and in February 2009, we paid $1.1 million to DJR as additional consideration based on 2008 revenue. Raj Sundaram, our Senior Vice President, Solutions and Services Group, is a member of DJR US, LLC.
MISCELLANEOUS
SOLICITATION OF PROXIES
We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $7,000, plus reasonable out of pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING
If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, we must receive your proposal by January 1, 2010 and the proposal must comply with the rules of the SEC.
If you want to make a proposal for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, we must receive your proposal at least 90 days prior to the 2010 Annual Meeting. If we give less than 100 days’ notice of the 2010 Annual Meeting, we must receive your proposal within ten days after we give the notice.
If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2010 Annual Meeting.
Proposals should be addressed to the Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

ANNUAL REPORT
Our Annual Report for the year ended December 31, 2008 has been mailed to our stockholders of record and is not part of this Proxy Statement.
Upon written request of any person solicited, our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC may be obtained, without charge, by writing to Investor Relations, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.
THE BOARD OF DIRECTORS
DEALERTRACK HOLDINGS, INC.
Gary N. Papilsky
Secretary
Lake Success, New York
May 13, 2009

EXHIBIT I
THIRD AMENDED AND RESTATED
DEALERTRACK HOLDINGS, INC.
2005 INCENTIVE AWARD PLAN
ARTICLE 1
PURPOSE
The purpose of this Third Amended and Restated DealerTrack Holdings, Inc. 2005 Incentive Award Plan (the “Plan “) is to promote the success and enhance the value of DealerTrack Holdings, Inc. (the “ Company “) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right, a Performance Share award, a Performance Stock Unit award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.
2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.
2.3 “Board” means the Board of Directors of the Company.
2.4 “Cause” shall, unless otherwise specifically provided in any applicable Award Agreement, mean with respect to any Participant: (a) the Participant’s commission of an act of fraud or embezzlement upon the Company or any of its affiliates; (b) the Participant’s commission of any willful act intended to injure the reputation, business, or any business relationship of the Company or any of its affiliates; (c) the Participant is found by a court of competent jurisdiction to have committed a felony; (d) the refusal or failure of the Participant to perform the Participant’s duties with the Company or any of its affiliates, as applicable, in a competent and professional manner that is not cured by the Participant within ten (10) business days after a written demand therefor is delivered to the Participant by the Company or applicable affiliate which specifically identifies the manner in which the Company or applicable affiliate believes that the Participant has not substantially performed the Participant’s duties; provided, that if the Company or applicable affiliate, in good faith, determines that the refusal or failure by the participant is egregious in nature or is not susceptible of cure, then no such cure period shall be required; or (e) the refusal or failure of the Participant to comply with any of his material obligations under any Award Agreement or any applicable employment agreement between the Company, or an affiliate, and the Participant that is not cured by the Participant within ten (10) business days after a written demand therefor is delivered to the Participant by the Company or the applicable affiliate which specifically identifies the manner in which the Company or the applicable affiliate believes the Participant has materially breached the Award Agreement or employment agreement; provided, that if the Company or the applicable affiliate, in good faith, determines that the refusal or failure by the Participant is egregious in nature or is not susceptible of cure, then no such cure period shall be required.

2.5 “Change in Control” means and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.5(a) or Section 2.5(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “ Successor Entity “)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.5(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d) The Company’s stockholders approve a liquidation or dissolution of the Company.
The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.6 “Code” means the Internal Revenue Code of 1986, as amended.
2.7 “Committee” means the committee of the Board described in Article 12.
2.8 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Company to render such services.
2.9 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.
2.10 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.4.
2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.
2.12 “Effective Date” shall have the meaning set forth in Section 13.1.

2.13 “Eligible Individual” means any person who is an Employee, a Consultant or a member of the Board, as determined by the Committee.
2.14 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.
2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.16 “Fair Market Value” means, as of any given date, (a) if Stock is traded on an exchange, the closing price of a share of Stock as reported in the Wall Street Journal for such date, or if there is no closing price for the Stock on the date in question, then the Fair Market Value shall be the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith.
2.17 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
2.18 “Independent Director” means a member of the Board who is not an Employee of the Company.
2.19 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Board.
2.20 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
2.21 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.
2.22 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.
2.23 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Article 9, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.
2.24 “Performance Bonus Award” has the meaning set forth in Section 8.6.
2.25 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited, to the Company or a unit, division, group, subsidiary or plan of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow, or cash net income), cash net income, return on capital, return on assets, return on stockholders’ equity, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share, price per share of Stock, market share, number of customers and market capitalization, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shalldefine in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.
2.26 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.27 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations but may not be shorter than one year in length, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.
2.28 “Performance Share” means a right granted to a Participant pursuant to Article 8, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.
2.29 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.
2.30 “Prior Plan” means the DealerTrack Holdings, Inc. 2001 Stock Option Plan, effective as of August 10, 2001, as such plan may be amended from time to time.
2.31 “Plan” means this Amended and Restated DealerTrack Holdings, Inc. 2005 Incentive Award Plan, as it may be further amended from time to time.
2.32 “Public Trading Date” means the first date upon which Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.
2.33 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
2.34 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.
2.35 “Restricted Stock Unit” means an Award granted pursuant to Section 8.5.
2.36 “Securities Act” shall mean the Securities Act of 1933, as amended.
2.37 “Stock” means the common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 11.
2.38 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.
2.39 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.3.
2.40 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
ARTICLE 3
SHARES SUBJECT TO THE PLAN
3.1 Number of Shares .
(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is increased from 6,033,853 to 10,889,700; however, no more than 4,000,000 shares of Stock may be delivered upon the exercise of Incentive Stock Options.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall not be available for the grant of an Award pursuant to the Plan. In addition, upon the exercise of any SAR for shares of Stock, the gross number of shares exercised shall be deducted from the total number of shares of Stock available for future issuance under the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
3.2 Stock Distributed . Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
3.3 Limitation on Number of Shares Subject to Awards . Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any fiscal year of the Company shall be 750,000. The maximum amount payable with respect to Performance Bonus Awards to a Covered Employee during any fiscal year of the Company shall be $3,000,000. Shares of Stock issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the share limit set forth in Section 3.1 as 1.53 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Stock is granted under this Plan, 153 shares shall be charged against the share limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.
ARTICLE 4
ELIGIBILITY AND PARTICIPATION
4.1 Eligibility . Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.
4.2 Participation . Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.
4.3 Foreign Participants . Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however , that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.
ARTICLE 5
STOCK OPTIONS
5.1 General . The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a) Exercise Price . The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 5.2(d), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.
(b) Time and Conditions of Exercise . The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed seven years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment . The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) except with respect to Incentive Stock Options, shares of Stock issuable to the Option holder upon exercise of the Option, with a Fair Market Value on the date of the Option exercise equal to the aggregate Option exercise price of the shares with respect to which such Option or portion thereof is thereby exercised, (iii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iv) through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale. The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.
(d) Evidence of Grant . All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.
5.2 Incentive Stock Options . Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.
(a) Expiration . Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:
(i) Seven years from the date it is granted, unless an earlier time is set in the Award Agreement;
(ii) Three months after the Participant’s termination of employment as an Employee; and
(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Individual Dollar Limitation . The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(c) Ten Percent Owners . An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.
(d) Transfer Restriction . The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.
(e) Expiration of Incentive Stock Options . No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.
(f) Right to Exercise . During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
(g) Failure to Meet Requirements . Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.
5.3 Granting of Options to Independent Directors . The Board may from time to time, in its sole discretion, and subject to the limitations of the Plan:
(a) Select from among the Independent Directors (including Independent Directors who have previously been granted Options under the Plan) such of them as in its opinion should be granted Options;
(b) Subject to Section 3.3, determine the number of shares of Stock that may be purchased upon exercise of the Options granted to such selected Independent Directors; and
(c) Subject to the provisions of this Article 5, determine the terms and conditions of such Options, consistent with the Plan.
Options granted to Independent Directors shall be Non-Qualified Stock Options.
ARTICLE 6
RESTRICTED STOCK AWARDS
6.1 Grant of Restricted Stock . The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.
6.2 Issuance and Restrictions . Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise (including, without limitation, pursuant to the satisfaction or time-vesting requirements, performance vesting requirements, or both), as the Committee determines at the time of the grant of the Award or thereafter. With regard to Restricted Stock granted to employees, any time-based vesting shall be over a minimum period of three years and any performance vesting shall be over a minimum period of one year.

6.3 Forfeiture . Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however , that, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.
6.4 Certificates for Restricted Stock . Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
ARTICLE 7
STOCK APPRECIATION RIGHTS
7.1 Grant of Stock Appreciation Rights.
(a) A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement. In no event shall the term of any Stock Appreciation Right granted under the Plan exceed seven years.
(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.
7.2 Payment and Limitations on Exercise . Payment of the amounts determined under Sections 7.1(b) above shall be in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) and shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.
ARTICLE 8
OTHER TYPES OF AWARDS
8.1 Performance Share Awards . Any Participant selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.
8.2 Performance Stock Units . Any Participant selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.
8.3 Stock Payments . Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.4 Deferred Stock . Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.
8.5 Restricted Stock Units . The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to Section 10.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Stock.
8.6 Performance Bonus Awards . Any Participant selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “ Performance Bonus Award “) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.
8.7 Term . Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Committee in its discretion.
8.8 Exercise or Purchase Price . The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments or Restricted Stock Units; provided, however , that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.
8.9 Exercise upon Termination of Employment or Service . An Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or a member of the Board, as applicable; provided, however , that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Stock Payments, Deferred Stock or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however , that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.
8.10 Form of Payment . Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.
8.11 Award Agreement . All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.
ARTICLE 9
PERFORMANCE-BASED AWARDS
9.1 Purpose . The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however , that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability . This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.
9.3 Procedures with Respect to Performance-Based Awards . To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.
9.4 Payment of Performance-Based Awards . Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.
9.5 Additional Limitations . Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
ARTICLE 10
PROVISIONS APPLICABLE TO AWARDS
10.1 Stand-Alone and Tandem Awards . Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.
Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
10.2 Award Agreement . Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer . No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.
10.4 Beneficiaries . Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.
10.5 Stock Certificates; Book Entry Procedures .
(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.
(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
10.6 Paperless Exercise . In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless exercise of Awards by a Participant may be permitted through the use of such an automated system.
10.7 Limitations on Payments to Specified Employees . In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, including any grants of Deferred Stock awards, Restricted Stock Unit awards, or Performance Stock Unit awards, any payment to a “specified employee” within the meaning of Section 409A of the Code on account of separation of service of such specified employee shall be made no earlier than six months and a day after such specified employee’s separation from service or the date of such specified employee’s death, if earlier.

ARTICLE 11
CHANGES IN CAPITAL STRUCTURE
11.1 Adjustments . In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.
11.2 Change in Control . In the event of any transaction or event described in Section 2.5(a), (c) or (d) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;
(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;
(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and
(v) To provide that the Award cannot vest, be exercised or become payable after such event.
11.3 Acceleration Upon a Change in Control . Notwithstanding Section 11.2, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. The Committee may cause any and all Awards outstanding hereunder to terminate on the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time immediately preceding such Change in Control as the Committee, in its sole and absolute discretion, shall determine (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated shall be made contingent upon the actual occurrence of the event).
11.4 Outstanding Awards — Certain Mergers . Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.
11.5 Outstanding Awards — Other Changes . In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and kind of shares or other securities subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

11.6 No Other Rights . Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.
ARTICLE 12
ADMINISTRATION
12.1 Committee . The Plan shall be administered by the Compensation Committee of the Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Compensation Committee. The Committee shall consist solely of two or more members of the Board each of whom is (a) an “outside director,” within the meaning of Section 162(m) of the Code, (b) a Non-Employee Director and (c) an “independent director” under the rules of NASDAQ (or other principal securities market on which shares of Stock are traded). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.
12.2 Action by the Committee . A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
12.3 Authority of Committee . Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:
(a) Designate Participants to receive Awards;
(b) Determine the type or types of Awards to be granted to each Participant;
(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;
(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however , that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;
(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g) Decide all other matters that must be determined in connection with an Award;
(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and
(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding . The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.
12.5 Delegation of Authority . To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Committee.
ARTICLE 13
EFFECTIVE AND EXPIRATION DATE
13.1 Effective Date . The Plan became effective as of the date the Plan was approved by the Company’s stockholders (the “ Effective Date “) and the amended and restated Plan will become effective as of the date the amended and restated Plan is approved by the Company’s stockholders. The amended and restated Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the Company’s Bylaws.
13.2 Expiration Date . The amended and restated Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the date the amended and restated Plan is approved by the Committee. Any Awards that are outstanding on the tenth anniversary of such date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14
AMENDMENT, MODIFICATION, AND TERMINATION
14.1 Amendment, Modification, and Termination . Subject to Section 15.14, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however , that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option or Stock Appreciation Award beyond seven years from the date of grant or (iv) results in a material increase in benefits or a change in eligibility requirements. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Article 11, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.
14.2 Awards Previously Granted . Except with respect to amendments made pursuant to Section 15.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.
ARTICLE 15
GENERAL PROVISIONS
15.1 No Rights to Awards . No Eligible Individual, Participant, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.
15.2 No Stockholders Rights . Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.
15.3 Withholding . The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
15.4 No Right to Employment or Services . Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.
15.5 Unfunded Status of Awards . The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification . To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
15.7 Relationship to other Benefits . No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
15.8 Expenses . The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
15.9 Titles and Headings . The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
15.10 Fractional Shares . No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.
15.11 Limitations Applicable to Section 16 Persons . Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
15.12 Government and Other Regulations . The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.
15.13 Governing Law . The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.
15.14 Section 409A . To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
15.15 One-Time Option Exchange. Notwithstanding any other provision of the Plan to the contrary, upon approval of our stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within twelve months of the date of such stockholder approval. Any options cancelled by the Company pursuant to this option exchange will not be available for reissuance under any award under this Plan.

\

EXHIBIT II
FORM OF PROXY
PROXY
DEALERTRACK HOLDINGS, INC.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 17, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Eric D. Jacobs and Gary N. Papilsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of DealerTrack to be held on Wednesday, June 17, 2009, at 10:00 a.m. (local time) at DealerTrack Corporate Headquarters, 1111 Marcus Avenue, Lake Success, New York 11042 (the “Annual Meeting”).
In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof.
[Continued and to be dated and signed on reverse side.]
COMMENTS:
ANNUAL MEETING OF STOCKHOLDERS OF
DEALERTRACK HOLDINGS, INC.
June 17, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL
The Proxy Statement and the Annual Report on Form 10-K
are available at http://ir.dealertrack.com/annual-proxy.cfm
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.     â

■ 20230303000000000000 8	060308

THE DEALERTRACK BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect three members to the board of directors for three-year terms as Class I Directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are elected

NOMINEES:

☐	FOR ALL NOMINEES	¡	James Foy
		¡	Howard L. Tischler
		¡.	James David Power III

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	. .

▪		.

☐	FOR ALL EXCEPT (See instructions below)	. . .

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT ” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

		FOR	AGAINST	ABSTAIN

2.	To ratify the selection of PricewaterhouseCoopers LLP as DealerTrack’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	To approve an amendment to our existing incentive award plan to allow for the implementation of a one-time option exchange program for employees other than our executive officers and directors.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	To amend and restate DealerTrack’s Amended and Restated 2005 Incentive Award Plan.	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 and 4.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

.	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.